EXHIBIT 10.14

MASTER JOINT-VENTURE AGREEMENT

Between

INSTADOSE PHARMA CORP.

(Canada)

- And -

SANCTUM HEALTHCARE REMEDIES PRIVATE LIMITED

(Republic of India)

February 18, 2021

TABLE OF CONTENTS

ARTICLE 1:DEFINITIONS AND INTERPRETATION		9

1.1	Definitions	9
1.2	Interpretations	18

ARTICLE 2:STATUS OF THIS AGREEMENT		19

2.1	Binding Agreement	19
2.2	Binding Obligations	19

ARTICLE 3:JOINT VENTURE TERM		20

3.1	Initial Term	20
3.2	Extended Term	20

ARTICLE 4:THE JOINT VENTURE		20

4.1	Approval	20
4.2	Scope	20
4.3	Exclusivity	21
4.4	Joint Venture Output Production Restrictions	21
4.5	Joint Venture Budget	21
4.6	Use of Instadose Pharma Trademark	21

ARTICLE 5:JOINT VENTURE ASSETS		22

5.1	Joint Venture Equipment	22
5.2	Joint Venture Facilities	22
5.3	Joint Venture Lands	22
5.4	Access	22
5.5	Signage	22

ARTICLE 6:PURCHASE AND SALE OF JOINT VENTURE OUTPUTS		22

6.1	Definitions	22
6.2	Minimum Selling Price of Joint Venture Outputs	24
6.3	Execution of Supply Agreements	24
6.4	Joint Venture Output Sample Requests	24
6.5	Delivery of Volume Forecasts	25
6.6	Placement of Purchase Orders	25
6.7	Payment Terms and Invoicing	25
6.8	Joint Venture Output Manufacturing	26
6.9	Joint Venture Output Testing	26
6.10	Storage and Legal Ownership of Joint Venture Outputs	27
6.11	Final Release of Joint Venture Outputs to Purchaser	27

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ARTICLE 7:FINANCIAL GAINS FROM THE JOINT VENTURE		27

7.1	Definitions	27
7.2	Annual Financial Forecast	28
7.3	Payment of Forecasted Monthly Joint Venture Operating Expenses	28
7.4	Gross Revenue	30
7.5	Net Profit Share	30
7.6	Payment of the Net Profit Share	30
7.7	Invoicing of Net Profit Share	30
7.8	Method of Payment	31

ARTICLE 8:UNDERTAKINGS AND RESPONSIBILITIES OF INSTADOSE		31

8.1	Corporate Standing	31
8.2	Contribution of Knowledge and Expertise	31
8.3	Sourcing of Joint Venture Personnel	31
8.4	Sourcing of the Joint Venture Equipment	31
8.5	GMP and EU-GMP Certification	32
8.6	Selection of Medicinal Plant Specifications	32
8.7	Standard Operating Procedures	32
8.8	Solicitation of Supply Agreements	32
8.9	Invoicing Purchasers for Joint Venture Outputs	32
8.10	Payment of the Net Profit Share	32
8.11	General Reporting Requirements	32
8.12	Joint Venture Facility Staffing and Employee Training	33
8.13	Instadose Pharma Parties	33
8.14	Unauthorized Payments	33
8.15	No Interruption	33
8.16	Co-operation	34
8.17	Miscellaneous	34

ARTICLE 9:UNDERTAKINGS AND RESPONSIBILITIES OF SANCTUM		34

9.1	Corporate Standing	34
9.2	The Joint Venture Licenses	34
9.3	The Joint Venture Lands	34
9.4	Relationships with Responsible Authorities	35
9.5	Sanctum Parties	35
9.6	Unauthorized Payments	35
9.7	No Fees and Charges	35
9.8	No Interruption	36
9.9	Co-operation	36
9.10	Miscellaneous	37

ARTICLE 10:JOINT UNDERTAKINGS AND RESPONSIBILITIES OF INSTADOSE PHARMA AND SANCTUM		37

10.1	Corporate Standing	37
10.2	Construction of the Joint Venture Facilities	37
10.3	Joint Venture Funding	37
10.4	Operation of the Joint Venture	37
10.5	Maintenance of Joint Venture Equipment	38
10.6	GACP Guidelines	38
10.7	Standard Operating Procedures	38

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10.8	Joint Venture Output Standards	38
10.9	Annual Financial Forecast	39
10.10	Annual Production Forecast	39
10.11	Supply of Joint Venture Outputs	39
10.12	Exportation of Joint Venture Outputs	39
10.13	Appointment of Auditor	39
10.14	Financial Reporting Requirements	40
10.15	General Reporting Requirements	40
10.16	Access and Security Passes	41
10.17	Employees and Training	41
10.18	Environment Laws	42
10.19	Labour Laws	42
10.20	Insurance Policies	43
10.21	No Interruption	43

ARTICLE 11:JOINT VENTURE MEETINGS AND SIGNIFICANT DECISIONS		43

11.1	Frequency of Joint Venture Meetings	43
11.2	Notice Period	43
11.3	Meeting Format	43
11.4	Meeting Matters Requiring Unanimous Approval	44
11.5	Other Matters Requiring Party Approval	44

ARTICLE 12:REPRESENTATIONS AND WARRANTIES		44

12.1	Instadose Pharma	44
12.2	Sanctum	45

ARTICLE 13:INSURANCE POLICIES		46

13.1	Joint Venture Insurance	46

ARTICLE 14:INDEMNITIES AND LIABILITY		46

14.1	Third Party Liability	46
14.2	Breach	47
14.3	Procedures	48

ARTICLE 15:FORCE MAJEURE		49

15.1	Notice of Force Majeure	49
15.2	Extension of Time	49
15.3	Excuse of Performance	50
15.4	No Damage Claim	50
15.5	No Excuse of Performance	50
15.6	Continuation of Performance	50

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ARTICLE 16:POLITICAL EVENT		50

16.1	Notice	50
16.2	Cure Period	51
16.3	Excuse of Performance	51
16.4	No Excuse of Performance	51
16.5	Continuation of Performance	51

ARTICLE 17:TERMINATION		51

17.1	Termination by Instadose Pharma	51
17.2	Termination by Sanctum	52
17.3	Effect of Termination	54
17.4	Termination Costs	55

ARTICLE 18:RESOLUTION OF DISPUTES AND INDEPENDENT EXPERT		55

18.1	Amicable Settlement	55
18.2	Arbitration	55
18.3	Mediation via an Independent Expert	55
18.4	Continuation of Joint Venture	56
18.5	Survival	56

ARTICLE 19:WAIVER OF IMMUNITY		56

19.1	Waiver	56
19.2	Conclusive and Binding Award	56
19.3	Irrevocable Consent	57
19.4	Conclusive Written Evidence	57

ARTICLE 20:CHANGES IN CONTROL		57

20.1	Prior Written Approval	57
20.2	No Interruption	57

ARTICLE 21:NOTICES		57

21.1	Form of Notice	57
21.2	Addresses for Notice	58

ARTICLE 22:MISCELLANEOUS		58

22.1	Primacy of this Agreement	58
22.2	Entire Agreement	58
22.3	Confidentiality	59
22.4	Variations in Writing	60
22.5	Time and Indulgence	60
22.6	Penalties and Interest	60
22.7	No Third Party Beneficiaries	60
22.8	Severability	61
22.9	Language	61
22.10	Limitation of Liability	61
22.11	Exclusive Remedies	61
22.12	Assignment	62
22.13	Governing Law	62

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Schedules

Schedule “A”:	Annual Financial Forecast
Schedule “B”:	Annual Production Forecast
Schedule “C”:	GACP Guidelines
Schedule “D”:	Joint Venture Budget
Schedule “E”:	Joint Venture Equipment
Schedule “F”:	Joint Venture Facilities
Schedule “G”	Joint Venture Gross Revenue Account
Schedule “H”:	Joint Venture Lands
Schedule “I”:	Joint Venture Licenses
Schedule “J”:	Joint Venture Plan
Schedule “K”:	SOPs
Schedule “L”:	Supply Agreement

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THIS MASTER JOINT-VENTURE AGREEMENT is made as of February 18, 2021 by and between:

INSTADOSE PHARMA CORP. (“Instadose Pharma” or “Instadose”), a company incorporated under laws of British Columbia, Canada with headquarters located at 5500 North Service Road, Suite 301, Burlington, Ontario L7L 6W6.

- And -

SANCTUM HEALTHCARE REMEDIES PRIVATE LIMITED (“Sanctum”), a private limited company incorporated under the laws of the Republic of India with headquarters located at J-51, Mustatil No. 10, Killa No. 8, Defence Enclave, South West, Delhi, India, 110071.

I.	INTRODUCTION

(A)

Instadose Pharma is a Canadian company possessing the Knowledge and Expertise required to grow, cultivate, collect, transport, process, produce, sell, import, export, and distribute Medicinal Plants, Medicinal Plant Derivatives, and Cannabinoid Oil.

(B)

Instadose Pharma is utilizing its Knowledge and Expertise to create a large scale commercial growing, extraction, and global distribution platform capable of providing the world’s largest pharmaceutical and food & beverage companies with sustainable, consistent, diverse, and low cost supplies of high quality Medicinal Plant Derivatives and Cannabinoid Oil (the “Global Platform”) for use in bulk as an active pharmaceutical ingredient (an “API).

(C)

Instadose Pharma is utilizing a joint venture business model to build the Global Platform. First, Instadose Pharma strategically selects a country (the “Participating Country”) in which it desires to grow and cultivate Medicinal Plants (“Medicinal Plant Cultivation”) or produce, sell, and distribute Cannabinoid Oil (“Cannabinoid Oil Production”). Thereafter, Instadose Pharma will create a company owned in part by one or more Instadose Pharma Parties in the Participating Country to serve the Global Platform as a Medicinal Plant Cultivation Partner or Cannabinoid Oil Production Partner (each, a “Global Platform Partner” and together, “Global Platform Partners”). Within the Global Platform, Medicinal Plant Cultivation Partners will be responsible for growing, cultivating, and processing (as applicable) Medicinal Plants into Medicinal Plant Derivatives. Once processed, the Medicinal Plant Derivatives are then transported to one or more Cannabinoid Oil Production Facilities owned and operated by Cannabinoid Oil Production Partners. Once received by the Cannabinoid Oil Production Facility, the Medicinal Plant Derivatives will be sold, or first processed into Cannabinoid Oil by the Cannabinoid Oil Production Partner and sold, to Purchasers by Instadose Pharma.

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(D)

Following creation of the Global Platform Partner, Instadose Pharma will contract with one or more strategically selected joint venture partners (the “Joint Venture Partner”) in the Participating Country first to assist the Global Platform Partner in obtaining and holding those licenses, permits, and authorizations required in the Participating Country for Medicinal Plant Cultivation or Cannabinoid Oil Production (the “Licenses”). Upon receiving the Licenses, Instadose Pharma and the Joint Venture Partner will work together to operate the day-to-day business of the Global Platform Partner (Medicinal Plant Cultivation or Cannabinoid Oil Production or both) with the goal of making the Global Platform Partner self-operatable by no later than the twelve (12) month anniversary of the Global Platform Partner receiving the Licenses. In addition thereto, Instadose Pharma will be predominantly tasked with sourcing and co-ordinating the large scale supply of Medicinal Plant Derivatives between Global Platform Partners as well as the marketing, export, and sale of Medicinal Plant Derivatives and Cannabinoid Oil to Purchasers for use in bulk as an API. The revenues received by Instadose Pharma from the sale of Medicinal Plant Derivatives and Cannabinoid Oil are then shared by and between Instadose Pharma and the applicable Global Platform Partners.

(E)

Instadose Pharma and Sanctum have agreed to a plan of joint venture (the “Joint Venture”) that would see Sanctum serve Instadose Pharma as a Joint Venture Partner in the Republic of India (“India”). With Instadose Pharma, Sanctum has established Instadose Pharma India Private Limited (“IDP India”) to serve the Global Platform in India as a Global Platform Partner (in the role of both a Medicinal Plant Cultivation Partner and a Cannabinoid Oil Production Partner). With the assistance of Sanctum, IDP India has secured, or is in the process of securing both the Joint Venture Licenses and the Joint Venture Lands. With the necessary assistance of Sanctum, Instadose Pharma will construct and equip the Joint Venture Facilities with the Joint Venture Equipment necessary to carry out the Joint Venture. Instadose Pharma shall assume responsibility for selling all of the Medicinal Plant Derivatives and Cannabinoid Oil processed and/or produced by IDP India throughout the Joint Venture Term. All of the Net Profits generated under the Joint Venture shall be shared between Instadose Pharma and Sanctum in accordance with the Net Profit Share.

(F)

Instadose Pharma and Sanctum wish to enter into this Agreement for the purposes of setting forth their mutual understanding with respect to the Joint Venture, including, but not limited to, the business operations of IDP India. For the purposes of this Agreement, India shall be deemed to be the Participating Country with IDP India serving the Global Platform as a Global Platform Partner. For additional clarity, Instadose Pharma and Sanctum shall be considered Joint Venture Partners of one another.

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NOW, THEREFORE, for due consideration, the receipt of which is hereby acknowledged, each of the Parties agree as follows:

ARTICLE 1: DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement and its Schedules, the following terms shall, unless inconsistent with the context in which they appear have the following meanings and expressions derived from those terms shall bear corresponding meanings:

(a)	“Agreement” means this Master Joint-Venture Agreement between Instadose Pharma and Sanctum including the Schedules hereto as amended, extended, replaced and varied from time to time.

(b)

“Annual Financial Forecast” means the annual conservative forecast (the form of which is attached to this Agreement as Schedule “A”) prepared by the Parties in advance of each Joint Venture Year setting forth expected Minimum Selling Price, Gross Revenue and Joint Venture Operating Expenses from the Joint Venture for that Joint Venture Year.

(c)

“Annual Production Forecast” means the annual conservative forecast (the form of which is attached to this Agreement as Schedule “B”) prepared in advance of each Joint Venture Year setting forth the expected quantity of Medicinal Plant Derivatives measured in kilograms and quantity of Cannabinoid Oil measured in litres to be produced by IDP India for that Joint Venture Year.

(d)

“Best Industry Practice” means the exercise of that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from time to time from a skilled and experienced contractor or professional engaged in the same type of undertaking and under the same or similar circumstances and conditions as those envisaged by this Agreement; seeking in good faith to comply with its contractual obligations and all applicable Regulatory Provisions, and upholding the integrity of country of India.

(e)	“Business Day” means a normal business day, excluding weekends and statutory holidays.

(f)

“Cannabinoid Oil” means crude oil, purified oil, and/or distilled oil extracted from Medicinal Plants (such as, but not limited to, CBD (exclusive of cannabis or hash oil) which may be used as an input in the manufacture of pharmaceutical products.

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(g)	“Cannabinoid Oil Production Facilities” means those EU-GMP certified extraction, processing, packaging, and storage facilities operated by Cannabinoid Oil Production Partners.

(h)

“Cannabinoid Oil Production Partners” mean those joint venture partners of Instadose Pharma responsible for processing Medicinal Plant Derivatives into Cannabinoid Oil at the Cannabinoid Oil Production Facilities.

(i)	“CBD” means cannabidiol and “CBD Oil” means cannabidiol oil.

(j)	“Change in Control” means any change whatsoever in Control, whether effected directly or indirectly.

(k)	“Commencement Date” means the date the Parties commence the commercial planting of Medicinal Plants on the Joint Venture Lands.

(l)

“Confidential information” means any information or know-how in whatever form relating to the business affairs, trade secrets, products, operating techniques, or marketing techniques, methods or processes, suppliers, customers or finances of either of the Parties.

(m)	“Constitution” means the Constitution of India.

(n)

“Control” means in relation to any entity, the ability directly or indirectly to direct or cause the direction of the votes attaching to the majority of its issued shares or interests carrying voting rights, or to appoint or remove or cause the appointment or removal of any directors (or equivalent officials) or those of its directors (or equivalent officials) holding the majority of the voting rights on its board of directors (or equivalent body).

(o)

“Corrupt Act” means offering, giving or agreeing to give to any Responsible Authority in India or to any person employed by or on behalf of said Responsible Authority any gift or consideration of any kind as an inducement or reward: (i) for doing or not doing (or for having done or not having done) any act in relation to the obtaining or performance of any contract with said Responsible Authority; (ii) for showing or not showing favour or disfavour to any person in relation to any contract with the Responsible Authority; or (iii) committing any offence: (a) under any law from time to time dealing with bribery, corruption or extortion; (b) under any law creating offences in respect of fraudulent acts; or (c) at common law, in respect of fraudulent acts in relation to any contract with the Responsible Authority or any other public body; or (d) defrauding or attempting to defraud or conspiring to defraud any Responsible Authority or any other public body.

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(p)	“Effective Date” means the date of signature of this Agreement by the last signing Party.

(q)

“Emergency” means a condition, situation, or occurrence whereby the security of the Joint Venture Facilities is in danger or where bodily injury or death or damage to employees, other personnel, or the Joint Venture Assets property located within the Joint Venture Facilities is likely to occur.

(r)

“Environment” means the aggregate of surrounding objects, conditions, and influences that influence the life and habitats of humans or any other organism or collection of organisms, and including all or any of the following media: air (including the air within any building or the air within any other man-made or natural structure above or below ground, water (including inland waters, groundwater and water in drains and sewers), and land.

(s)	“Environmental Laws” means any Laws in respect of the Environment.

(t)	“Existing Legal Framework” means the Constitution and the Laws of India, in each case as in effect on the Effective Date.

(u)

“Expiry Date” means the twenty-five (25) year anniversary of the Commencement Date or, in the event of the commencement of an Extended Term, the twenty-five (25) year anniversary of the commencement of the Extended Term.

(v)

“Expropriation” means the condemnation, nationalization, seizure, requisition or expropriation of all or part of the Joint Venture Facilities or the Joint Venture Licenses by any Responsible Authority of India.

(w)

“Force Majeure” shall mean any event beyond the reasonable control of either Party, the occurrence of which could not have been reasonably foreseen at the Effective Date, including, but not limited to, war whether declared or not, revolution, riot, insurrection, strikes (including strikes by employees or sub-contractors), civil commotion, invasion, armed conflict, hostile act of a foreign enemy, blockade, embargo, act of terrorism, sabotage, civil disturbance, radiation, biological or chemical contamination, ionizing radiation, explosion, fire, epidemic or pandemic, landslide, lightning, earthquake, volcanic eruption, other natural disaster or calamity of any kind and any other similar event.

(x)

“GACP Guidelines” means the Guideline on Good Agricultural and Collection Practice (GACP) for Starting Materials of Herbal Origin (2006) adopted by the Committee on Herbal Medicinal Products (HMPC) of the European Medicines Agency. Copies of the GACP Guidelines are attached to this Agreement as Schedule “C”.

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(y)

“GMP” is a system for ensuring that products are consistently produced and controlled according to quality standards. It is designed to minimize the risks involved in any pharmaceutical production that cannot be eliminated through testing the final product. GMP covers all aspects of production from the starting materials, premises, and equipment to the training and personal hygiene of staff. Detailed written procedures are essential for each process that could affect the quality of the finished product. There must be systems to provide documented proof that correct procedures are consistently followed at each step in the manufacturing process - every time a product is made. EU-GMP certification is an enhancement to the GMP certification above as required for the European Union countries.

(z)	“Gross Revenue” for the purposes of this Agreement shall mean revenue from the sale of Joint Venture Outputs to Purchasers under the Joint Venture.

(aa)

“Instadose Pharma Parties” means the officers, directors, staff, employees, contractors, Sub-contractors, agents, affiliates, joint venture partners, guests, visitors, invitees and patrons of the Instadose Pharma and those of its shareholders or, where the context requires, any one or more of them.

(bb)	“IFRS” means the International Financial Reporting Standards as set by the International Accounting Standards Board, having its offices at 30 Cannon Street, London, EC4M 6XH, England.

(cc)	“Joint Venture” means the Joint Venture referred to in the recitals, the full scope of which is set forth in Article 4.2 of this Agreement.

(dd)	“Joint Venture Assets” means collectively, the Joint Venture Equipment, Joint Venture Lands, and Joint Venture Facilities or any one of them.

(ee)

“Joint Venture Budget” means the Joint Venture roll-out budget to be included in Schedule “D” setting forth the expenditures required to, among other things, obtain the Joint Venture Licenses in the name of IDP India, prepare and cultivate the Joint Venture Lands for farming, acquire the Joint Venture Equipment, construct any required Joint Venture Facilities, and achieve the first sales of Joint Venture Outputs under the Joint Venture.

(ff)

“Joint Venture Equipment” means that equipment set forth in Schedule “E” to this Agreement used on the Joint Venture Lands or at the Joint Venture Facilities for the purpose of growing, cultivating, collecting, transporting, processing, producing, packaging, bottling, and storing Medicinal Plants, Medicinal Plant Derivatives, and/or Cannabinoid Oil (as applicable) on the Joint Venture Lands.

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(gg)

“Joint Venture Facilities” means collectively, (i) one or more greenhouses, (ii) the Medicinal Plant Derivative drying, processing, packaging, labelling, and storage facilities, and (iii) the Cannabinoid Oil production, bottling, and storage facilities. Items (i) - (iii) are to be located on the Joint Venture Lands, the approximate locations of the Joint Venture Facilities are provided for in Schedule “F”.

(hh)

“Joint Venture Gross Revenue Account” means the bank account of IDP India maintained at the Central Bank of India (or at such other bank as otherwise agreed between the Parties) set forth in Schedule “G” to be used for receiving the Gross Revenues generated from the operation of the Joint Venture and paying the Net Profit Share to each of the Parties in accordance with the terms of this Agreement.

(ii)	“Joint Venture Insurance Policies” means any of the following insurance policies determined by Instadose Pharma and Sanctum to be required and purchased by and for the benefit of IDP India:

(i)	property and casualty insurance;

(ii)	public liability and third party insurance;

(iii)	insurance covering Joint Venture Asset breakdown;

(iv)	business interruption insurance;

(v)	insurance against the risk of fire, lightning, explosion, storm, flood, earthquake, riots (including political risks), strikes, and malicious damage;

(vi)	completion guarantee insurance;

(vii)	performance bond insurance; and

(viii)	buyer non-payment insurance.

(jj)

“Joint Venture Lands” means those lands located in the northern and central Indian states of Uttarakhand and Madhya Pradesh respectfully to be utilized by IDP India for the purpose of growing, cultivating, collecting, transporting, processing, producing, packaging, bottling, and storing Medicinal Plants, Medicinal Plant Derivatives, and/or Cannabinoid Oil in India, the approximate locations of which is provided for in Schedule “H”;

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(kk)

“Joint Venture Licenses” means those permits, licenses, consents, and/or approvals required by IDP India in India to, among other things: (i) grow, cultivate, collect, transport, process, purchase, package, and store Medicinal Plants and/or Medicinal Plant Derivatives within the Joint Venture Lands, (ii) utilize Medicinal Plant Derivatives for the production of Cannabinoid Oil, (iii) produce Cannabinoid Oil, (iv) export and sell Medicinal Plants, Medicinal Plant Derivatives, and/or Cannabinoid Oil from India for commercial purposes, and (v) operate the Joint Venture. Copies of the Joint Venture Licenses shall be inserted as Schedule “I” to this Agreement.

(ll)	“Joint Venture Operating Expenses” include, but are not limited to, the following Joint Venture operating expenses:

(i)	all costs required to operate, manage, maintain, or upgrade the Joint Venture Assets;

(ii)

all costs associated with growing, cultivating, collecting, transporting, processing, storing, and exporting Medicinal Plants and/or Medicinal Plant Derivatives for subsequent sale to Purchasers under the Joint Venture;

(iii)	all costs associated with producing, bottling, storing, and exporting Cannabinoid Oil for subsequent sale to Purchasers under the Joint Venture;

(iv)	all electrical, hydro, and/or utility costs associated with use of the Joint Venture Lands;

(v)	all costs associated with the hiring and training of all employees and personnel required to operate the Joint Venture;

(vi)	all Joint Venture Insurance Policies to be issued on behalf, and for the benefit, of IDP India;

(vii)	all Joint Venture Wages;

(viii)	all applicable Tax due and payable by IDP India;

(ix)	all costs associated with the employment and/or hiring of security guards, police officers, and/or medical personnel for the Joint Venture Facilities as agreed upon between the Parties; and

(x)	those other costs and expenses agreed upon between the Parties.

(mm)	“Joint Venture Outputs” means Medicinal Plant Derivatives and Cannabinoid Oil.

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(nn)

“Joint Venture Plan” means the agreed upon plan for rolling out the Joint Venture which includes, but is not limited to, targeted dates for (i) obtaining the Joint Venture Licenses in the name of IDP India, (ii) clearing and preparing the Joint Ventures Lands; (iii) growing, cultivating, and processing Medicinal Plants on the Joint Venture Lands; (iv) producing Cannabinoid Oil; and supplying Medicinal Plant Derivatives and/or cannabinoid Oil to one or more Purchasers at prices equal to no less than the Minimum Selling Price. A copy of the Joint Venture Plan shall be inserted as Schedule “J” to this Agreement.

(oo)	“Joint Venture Quarter” means each three-month calendar quarter during the Joint Venture Term.

(pp)	“Joint Venture Term” means the period from the Commencement Date to the Expiry Date or the Termination Date, whichever comes first.

(qq)

“Joint Venture Wages” means wages to be paid to employees or other personnel engaged by IDP India in connection with the Joint Venture in U.S. dollars and in such amounts that exceed what is minimally permitted by applicable Laws and/or Legislation.

(rr)	“Joint Venture Year” means each twelve (12) consecutive months, commencing on the Commencement Date and thereafter commencing on every twelve-month anniversary of the Commencement Date.

(ss)

“Knowledge and Expertise” means knowledge and expertise in, among other things, large scale agricultural farming including, but not limited to, Medicinal Plant seed supply, Medicinal Plant equipment and technology sourcing, Medicinal Plant growing and cultivation, Medicinal Plant Derivative processing, production facility construction and operation, Medicinal Plant-based oil extraction, international agricultural product distribution, sales, import/export logistics, and financial management and banking.

(tt)

“Laws” means the common law, Legislation, and all judicial decisions and any notifications or other similar directives made pursuant thereto that have the force of law, issued by any executive, legislative, judicial or administrative entity in India where the Joint Venture and Joint Venture Facilities are located.

(uu)

“Legislation” means all applicable statutes, statutory instruments, by- laws, regulations, orders, rules, executive orders, treaties, directives, and codes of practice having the force of law in India.

(vv)	“Loss” or “Losses” means losses, damages, liabilities, claims, actions, proceedings, demands, costs, charges, or expenses of any nature.

(ww)

“Medicinal Plant Cultivation Partner” means those joint venture partners of Instadose Pharma responsible for growing, cultivating, collecting, and processing Medicinal Plants into Medicinal Plant Derivatives to be supplied to one or more Cannabinoid Oil Production Facilities owned and operated by Cannabinoid Oil Production Partners.

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(xx)

“Medicinal Plant Derivatives” means predominantly dried cannabis and non-narcotic hemp, cannabis (other than the flowering tops/buds (ganja) or the resin (charas) produced from plants) and hemp biomass and other related pharmaceutical derivatives all of which are produced from Medicinal Plants and all of which have a THC content level of no greater than 0.3%.

(yy)

“Medicinal Plants” means plants, including, but not limited to, medicinal cannabis (other than the flowering tops/buds (ganga) or the resin (charas) produced from plants), whose oils and other derivatives when extracted from them contain a THC content level of no greater than 0.3% and can serve as inputs to pharmaceutical production.

(zz)

“Minimum Selling Price” means the agreed upon minimum selling price for Joint Venture Outputs to be sold to Purchasers under the Joint Venture. The Minimum Selling Price shall be determined by the Parties when preparing the first Annual Financial Forecast and each subsequent Annual Financial Forecast prepared in advance of each new Joint Venture Year under the Joint Venture.

(aaa)	“Net Profit” represents the sales dollars remaining after all Joint Venture Operating Expenses have been deducted from Gross Revenue.

(bbb)	“Party” means any one of Instadose Pharma or Sanctum as the case may be, “Parties” means each of Instadose Pharma and Sanctum.

(ccc)	“Person” means any individual, partnership, corporation, company, business organization trust, governmental agency or other entity.

(ddd)

“Political Event” means (i) any change (whether by the introduction, modification or application of any Laws) in the Existing Legal Framework other than in accordance with this Agreement or with the prior written consent of the Instadose Pharma, which change uniquely and materially affects the cannabis and cannabinoid oil sector in India, (ii) any Expropriation, (iii) any revocation or other withdrawal of any Relevant Consent other than in accordance with the terms of this Agreement or in accordance with the Existing Legal Framework, (iv) any failure of any Responsible Authority to grant, maintain, renew, or accept, any Relevant Consent other than in accordance with the Existing Legal Framework or in a manner consistent with any Relevant Consent or agreement relating thereto, in each case which materially and adversely changes the legal, economic, or commercial position of Instadose Pharma or the Joint Venture from what it was on the Effective Date or from what it is or what it would have been but for such action or failure to act.

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(eee)	“Proportionate Share” means, with respect to payment of the Joint Venture Operating Expenses, fifty-five percent (55%) to Instadose Pharma and forty-five percent (45%) to Sanctum.

(fff)	“Purchasers” means any purchasers of Joint Venture Outputs under the Joint Venture.

(ggg)

“Regulatory Provisions” means the guidelines for companies operating within India and the prevailing laws, regulations, ordinances, policy directives and standards of India and any Responsible Authority which in any way affects or applies to the conducting of the Joint Venture and/or this Agreement from time to time.

(hhh)

“Relevant Consents” means all consents, permits, clearances, authorizations, approvals, rulings, exemptions, registrations, filings, decisions, licenses, certificates required to be issued by or made with any Responsible Authority in connection with either Party’s performance obligations under this Agreement.

(iii)

“Responsible Authority” means legislature, any agency, local institution, department, inspectorate, minister, ministry, official or public or statutory person (whether autonomous or not) having jurisdiction over any or all of the Parties or the subject matter of this Agreement.

(jjj)

“Sanctum Parties” means the officers, directors, staff, employees, contractors, sub-contractors, agents, guests, visitors, invitees and patrons of Sanctum and those of its shareholders or, where the context requires, any one or more of them.

(kkk)	“Schedules” means the schedules to this Agreement, as amended, replaced and varied from time to time.

(lll)

“SOPs” means standard operating procedures for the processing, production, packaging, bottling, and shipping of Joint Venture Outputs and operation and maintenance of the Joint Venture Facilities, copies of which are attached as Schedule “K” to this Agreement.

(mmm)

“Specification” means the agreed upon guidelines set forth in a Supply Agreement and/or Purchase Order of the physical and chemical composition of the Joint Venture Outputs (with a THC content level not exceeding 0.3%) to be purchased by Purchasers under a Supply Agreement.

(nnn)	“Sub-contractors” means any sub-contractor of Instadose Pharma or Sanctum who has contracted directly with Instadose Pharma or Sanctum in respect of the Joint Venture.

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(ooo)	“Supply Agreement” means a supply agreement for Joint Venture Outputs to be entered into between IDP India and all Purchasers, a model template of which is attached as Schedule “L” to this Agreement.

(ppp)

“Tax” means any national, local and/or other net income, gross income, gross receipts, sales, transfer franchise, profits, license, lease, service, service use, value added, withholding, payroll, employment, social benefit contribution, pension and health contribution, excise, severance, stamp, documentary, occupation, premium, property or windfall profits tax, or any other taxes, levies, fees (including documentation, license, and registry fees), assessments, or charges of any kind whatsoever, together with any interest and penalties, additions to tax or additional amounts with respect thereto, as imposed, collected or established by any Responsible Authority of India.

(qqq)	“Termination Date” means any date of early termination of this Agreement, in accordance with its terms.

(rrr)	“THC” means Tetrahydrocannabinol, the principal psychoactive constituent of cannabis.

1.2	Interpretations

This Agreement shall be interpreted according to the following provisions, unless the context requires otherwise:

(a)

references to the provisions of any law shall include such provisions as amended, re-enacted or consolidated from time to time in so far as such amendment, re-enactment or consolidation applies or is capable of applying to any transaction entered into under this Agreement;

(b)	references to “Parties” shall include the Parties’ respective successors-in- title and, if permitted in this Agreement, their respective cessionaries and assignees;

(c)

references to a “person” shall include an individual, firm, company, corporation, juristic person, Responsible Authority, and any trust, organisation, association or partnership, whether or not having separate legal personality;

(d)

references to any “Responsible Authority” or any public or professional organisation shall include a reference to any of its successors or any organisation or entity, which takes over its functions or responsibilities;

(e)	the headings of Articles, sub-Articles and Schedule are included for convenience only and shall not affect the interpretation of this Agreement;

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(f)	the Schedules to this Agreement are an integral part of this Agreement and references to this Agreement shall include the Schedules;

(g)

the Parties acknowledge that each of them has had the opportunity to take legal advice concerning this Agreement, and agree that no provision or word used in this Agreement shall be interpreted to the disadvantage of either Party because that Party was responsible for or participated in the preparation or drafting of this Agreement or any part of it;

(h)	words importing the singular number shall include the plural and vice versa, and words importing either gender shall include both genders;

(I)	references to this “Agreement” shall include this Agreement and its Schedules as amended, varied, novated or substituted in writing from time to time;

(j)

references to any other contract or document shall include (subject to all approvals required to be given pursuant to this Agreement for any amendment or variation to or novation or substitution of such contract or document) a reference to that contract or document as amended, varied, novated or substituted from time to time;

(k)

general words preceded or followed by words such as “other” or “including” or “particularly” shall not be given a restrictive meaning because they are preceded or followed by particular examples intended to fall within the meaning of the general words; and

(l)

when a number of days is prescribed in this Agreement, such number shall be calculated including the first and excluding the last day, unless the last day falls on a day that is not a Business Day, in which case, the last day shall be the first succeeding day which is a Business Day.

ARTICLE 2: STATUS OF THIS AGREEMENT

2.1	Binding Agreement

Each Party hereto hereby represents and warrants that on and after the Effective Date this Agreement is legally valid and binding upon it.

2.2	Binding Obligations

This Agreement imposes binding obligations upon the Parties and sets out the terms on which the Parties may operate, manage, and maintain the Joint Venture.

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ARTICLE 3: JOINT VENTURE TERM

3.1	Initial Term

This Joint Venture Term shall be for a period of twenty-five (25) years commencing the Effective Date (the “Initial Term”).

3.2	Extended Term

If no event which, with prior notice and/or lapse of time, shall permit either Party to terminate this Agreement shall have occurred and be continuing following completion of the Initial Term, the Joint Venture Term may be extended for one additional Initial Term upon the same terms and conditions herein or as otherwise may be agreed between the Parties (the “Extended Term”).

ARTICLE 4: THE JOINT VENTURE

4.1	Approval

The Parties hereby confirm, authorize, and approve, the Joint Venture.

4.2	Scope

The Parties agree to work together under the Joint Venture to do the following:

(a)	apply for, obtain, and maintain the Joint Venture Licenses in the name of IDP India;

(b)	utilize the Instadose Pharma Expertise to:

(i)

secure, utilize, and/or operate the Joint Venture Assets for the purpose of growing, cultivating, collecting, transporting, processing, purchasing, producing, packaging, bottling, and storing, as applicable, Medicinal Plants, Medicinal Plant Derivatives, and/or Cannabinoid Oil; and

(ii)	sell all of the Joint Venture Outputs generated under the Joint Venture to Purchasers; and

(c)	share the resulting Net Profits under the Joint Venture from the sale of Joint Venture Outputs in accordance with the Net Profit Share.

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4.3	Exclusivity

It is agreed by the Parties that during the Joint Venture Term:

(a)	Instadose Pharma shall have the exclusive right to provide the Joint Venture with the Instadose Pharma Expertise;

(b)	Instadose Pharma shall have the exclusive right to sell all of the Medicinal Plant Derivatives and Cannabinoid Oil produced under the Joint Venture by IDP India at the Joint Venture Facilities;

(c)	Instadose Pharma shall be prohibited from entering into any other joint venture arrangement in India similar in nature and scope to the Joint Venture;

(d)

No Party shall sell, assign, or otherwise transfer (whether for consideration or not) any other Party’s rights under this Agreement to any other Person, except in accordance with the provisions of this Agreement; and

(e)	nothing in this Agreement shall prevent Instadose Pharma from establishing other joint ventures like the Joint Venture outside of India for the purpose of producing or selling Joint Venture Outputs.

4.4	Joint Venture Output Production Restrictions

The production of Joint Venture Outputs under the Joint Venture shall strictly adhere to the parameters set by the Responsible Authorities in India. At no time shall either of the Parties compel IDP India to process and/or produce Joint Venture Outputs which do not strictly comply with the parameters set by the Indian Law enforcement agencies as well as the government-approved research institutes such as the Narcotic Control Bureau (NCB), Central Bureau of Narcotics, Gwalior (CBN), Chief Controller of Factories, New Delhi, Central / State Forensic Science Laboratories and the Central Revenue Control Laboratory.

4.5	Joint Venture Budget

Within ninety (90) days following the Effective Date, the Parties agree to work together to prepare and establish the Joint Venture Budget. The Joint Venture Budget may be revised from time to time, but no Joint Venture Budget or revision thereof shall be effective unless and until the same is approved in writing by the Parties at a Joint Venture Meeting. Once complete, a copy of the Joint Venture Budget shall be attached to this Agreement as Schedule “D”.

4.6	Use of Instadose Pharma Trademark

Instadose Pharma shall grant to IDP India a non-exclusive, non-transferable, fully paid-up, royalty-free right and license to use the “INSTADOSE PHARMA” trademark in connection with IDP India’s operation of the Joint Venture throughout the Joint Venture Term.

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ARTICLE 5: JOINT VENTURE ASSETS

5.1	Joint Venture Equipment

A list and full description of the Joint Venture Equipment shall be added to and set forth in Schedule “E”.

5.2	Joint Venture Facilities

A list and full description of the Joint Venture Facilities shall be added to and set forth in Schedule “F”.

5.3	Joint Venture Lands

A description and approximate location of the Joint Venture Lands is set forth in Schedule “H”.

5.4	Access

With effect from the Effective Date, the Parties shall use all reasonable endeavours to ensure for the duration of the Joint Venture Term that the Instadose Pharma Parties shall have such continuous and undisturbed access to the Joint Venture Lands and Joint Venture Facilities as is required by them carry out their duties and obligations to the Joint Venture therein, but subject always to the provisions of this Agreement.

5.5	Signage

The Joint Venture Lands and Joint Venture Facilities shall bear Instadose Pharma signage for the purpose of identifying the Joint Venture Lands and Joint Venture Facilities as being affiliated with Instadose Pharma and the Joint Venture. The Parties agree to install all Joint Venture Facility signage as soon as possible following the Commencement Date.

ARTICLE 6: PURCHASE AND SALE OF JOINT VENTURE OUTPUTS

6.1	Definitions

In this Article 6, the following terms shall, unless inconsistent with the context in which they appear have the following meanings and expressions derived from those terms shall bear corresponding meanings:

(a)	“Deposit” means 15% - 25% of the total purchase price payable by the Purchaser to IDP India for Joint Venture Outputs.

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(b)

“IDP India Invoice” means the invoice to be provided by IDP India to Purchasers in connection with an Approved Purchase Order setting forth the Deposit and Purchase Price Balance to be paid by the Purchaser for Joint Venture Outputs.

(c)

“Joint Venture Gross Revenue Account” means any of IDP India’s commercial bank accounts set forth in Schedule “G” to this Agreement where the Deposit and Purchase Price Balance for Joint Venture Outputs purchased by Purchasers shall be deposited.

(d)	“Joint Venture Output Completion Date” means the Purchaser’s requested completion date for Joint Venture Outputs to be purchased from IDP India.

(e)	“Joint Venture Outputs” means Medicinal Plant Derivatives and Cannabinoid Oil.

(f)	“Output Approval Notice” means written notice by the Purchaser to IDP India that an Output Sample meets the Specifications.

(g)	“Output Sample” means a sample of the Joint Venture Output to be purchased by a Purchaser under the Joint Venture.

(h)	“Pick-up Location” means the location where the Purchaser shall be required to pick-up completed Joint Venture Outputs.

(i)	“Purchase Price” means the dollar amount expressed in euros or U.S. dollars paid by Purchasers for Joint Venture Outputs.

(j)	“Purchase Price Balance” means the total purchase price payable by the Purchaser for Joint Venture Outputs less the Deposit.

(k)	“Purchasers” means purchasers of Joint Venture Outputs.

(l)	“Unfulfillable Product Volume” means the volume of Joint Venture Outputs IDP India is unable to supply to the Purchaser.

(m)

“Unfulfillable Product Volume Notice” means written notice provided by IDP India to a Purchaser setting forth those Joint Venture Outputs provided for in a Volume Forecast that IDP India is unable to supply to the Purchaser.

(n)

“Volume Forecast” means a twelve (12) month rolling forecast of the volume of any Joint Venture Outputs a Purchaser is projected to need and to purchase, in each month of such twelve (12) month period.

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6.2	Minimum Selling Price of Joint Venture Outputs

The Parties agree to establish and adhere to the Minimum Selling Price for Joint Venture Outputs effective the commencement of each new Joint Venture Year throughout the Joint Venture Term.

6.3	Execution of Supply Agreements

(a)

The Purchase and sale of Joint Venture Outputs shall be governed by the terms of the Supply Agreement entered into between IDP India and the Purchaser. A model template Supply Agreement is attached as Schedule “L” to this Agreement. The Supply Agreement contains, among other things:

	(i)	the Specifications for the Joint Venture Outputs to be purchased;

	(ii)	the agreed upon Purchase Price per kilogram or litre of Joint Venture Outputs to be purchased by the Purchaser; and

	(iii)	all protocols governing the purchasing, sampling, approval, release, and pick-up of the Joint Venture Outputs.

6.4	Joint Venture Output Sample Requests

(a)

Following the execution of a Supply Agreement, a Purchaser shall be permitted to request an Output Sample in the quantities specified by the Purchaser in the Output Sample request that meets the applicable Specifications. IDP India shall be required to provide the said Purchaser with a Certificate of Analysis for each Output Sample.

(b)

Upon receipt of the Output Sample, a Purchaser shall undertake an assessment to determine whether the Output Sample complies with the applicable Specifications, including any tests that the Purchaser requires.

(c)

If an Output Sample does not meet the Specifications in any way, IDP India shall provide another Output Sample which meets the Specifications for the Purchaser to re-assess. The process of resubmitting Output Samples shall repeat until the first to occur of the following: either:

(i)	all non-conformance to the Specifications have been remedied by IDP India;

(ii)	the Purchaser issues an Output Approval Notice to IDP India; or

(iii)	a Purchaser, in its sole discretion, ends the process.

(d)

If a Purchaser subsequently issues a Purchase Order to IDP India for Joint Venture Outputs in respect of which it has not provided an Output Approval Notice, it shall be deemed to have issued the Output Approval Notice.

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6.5	Delivery of Volume Forecasts

(a)

Upon completion of the process set out in Article 6.4 above, a Purchaser shall provide IDP India with a Volume Forecast, which forecast shall be updated by the Purchaser every month and delivered to IDP India no later than the fifth (5th) Business Day of each month.

(b)

If applicable, within five (5) Business Days of receipt of a Volume Forecast, IDP India shall be required to provide the Purchaser with an Unfulfillable Product Volume Notice specifying the Unfulfillable Product Volume. Following issuance of the Unfulfillable Product Volume Notice, the Volume Forecast shall be deemed amended accordingly to deduct the Unfulfillable Product Volume from the Volume Forecast.

(c)	A Purchaser shall be permitted to source Joint Venture Outputs required by a Purchaser from a third party, including to satisfy Unfulfillable Product Volume.

6.6	Placement of Purchase Orders

Joint Venture Outputs will be ordered by Purchasers under a Supply Agreement by the issuance of Purchase Orders which shall specify:

(i)	the Joint Venture Output to be purchased;

(ii)	the quantity of Joint Venture Outputs to be purchased;

(iii)	the requested Joint Venture Completion Date;

(iv)	the Pick-up Location; and

(v)	such information agreed by the Parties as is required.

6.7	Payment Terms and Invoicing

(a)

Payment in full for all Joint Venture Outputs must be made in euros or U.S. dollars immediately prior to any Joint Venture Outputs being made available to a Purchaser at the Pick-up Location. The aggregate Purchase Price of Joint Venture Outputs under an approved Purchase Order shall be specified in each Purchase Order, as adjusted on the relevant final invoice, and will be paid by a Purchaser as follows:

		(i)	the Deposit set out on an Approved Purchase Order shall be paid once a Purchase Order becomes an Approved Purchase Order; and

		(ii)	the Purchase Price Balance shall be paid immediately prior to the Joint Venture Outputs being made available to a Purchaser at the Pick-up Location.

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(b)	IDP India Invoices shall contain the following:

(i)	the amount of any Deposit or Purchase Price Balance (as the case may be) due and owing by the Purchaser for the Joint Venture Outputs;

(ii)	the applicable method and relevant terms of payment for all Joint Venture Outputs; and

(iii)	wire instructions for the Joint Venture Gross Revenue Account.

6.8	Joint Venture Output Manufacturing

IDP India shall manufacture the Joint Venture Outputs at the Joint Venture Facilities. No Joint Venture Outputs under any Approved Purchase Order shall be made until such time as the Deposit has been paid by the Purchaser.

6.9	Joint Venture Output Testing

(a)	IDP India shall engage the services of a third party independent laboratory for the purpose of obtaining a Certificate of Analysis for all Joint Venture Outputs.

(b)

Prior to the Joint Venture Output Completion Date, IDP India shall inspect the Joint Venture Outputs and conduct such tests described in the Specifications (and any other tests that IDP India determines, in its discretion, are prudent) for compliance with the applicable Specifications. All Joint Venture Outputs shall be approved by IDP India’s Qualified Person prior to the Joint Venture Output Completion Date and IDP India shall provide the Certificate of Analysis to the Purchaser.

(c)

IDP India shall provide to the Purchaser, prior to the Joint Venture Output Completion Date, certificates of manufacture and batch records, certificates of compliance showing the lot or batch in question of the Joint Venture Outputs meets the Specifications.

(d)

IDP India will also provide to the Purchaser, delivered to the location specified by the Purchaser in writing, a Joint Venture Output sample from the beginning, the middle and the end of each production run.

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6.10	Storage and Legal Ownership of Joint Venture Outputs

(a)	IDP India shall store the Joint Venture Outputs at the Joint Venture Facilities in accordance with the Specifications and applicable Laws.

(b)

Title and all liability for loss or damage to all Joint Venture Outputs shall pass from IDP India to the Purchaser when said Joint Venture Outputs are made available by IDP India for loading by the Purchaser at the Pick-up Location or as otherwise set forth in an applicable Supply Agreement or Approved Purchase Order.

6.11	Final Release of Joint Venture Outputs to Purchaser

Following payment by a Purchaser of its applicable Purchase Price Balance, and conditional upon IDP India compliance with all internal reception, production, and testing procedures, IDP India shall cause its Qualified Person to certify the Joint Venture Outputs for pending release to the Purchaser Ex Works at the Pick-up Location (unless otherwise agreed to in the applicable Supply Agreement or Approved Purchase Order). Prior to doing so, the Qualified Person shall revise all batch documentation including the batch production record as well as all analytical testing results.

ARTICLE 7: FINANCIAL GAINS FROM THE JOINT VENTURE

7.1	Definitions

In this Article 7, the following terms shall, unless inconsistent with the context in which they appear have the following meanings and expressions derived from those terms shall bear corresponding meanings:

(a)	“Actual Monthly Joint Venture Operating Expenses” means those actual Monthly Jointly Venture Operating Expenses as validated in a Joint Venture Monthly Expense Report.

(b)	“Forecasted Monthly Joint Venture Operating Expenses” means the forecasted monthly cash burn to operate the Joint Venture provided for in the Annual Financial Forecast.

(c)

“Initial Operating Expense Advance” means the advance of those funds necessary to satisfy the first six (6) months of Forecasted Monthly Joint Venture Operating Expenses as set forth in the Annual Financial Forecast.

(d)	“Joint Venture Month” means each month within the Joint Venture Term.

(e)

“Joint Venture Monthly Expense Report” means an expense report (with original receipts setting forth Actual Monthly Joint Venture Operating Expenses incurred by IDP India with respect to the previous Joint Venture Month.

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(f)

“Joint Venture Operating Expense Account” means a bank account to be set up by Instadose Pharma in the name of IDP India at a reputable commercial bank in India containing deposited funds which may be withdrawn by IDP India for the purpose of paying monthly Joint Venture Operating Expenses.

(g)	“Net Profit” represents the sales dollars remaining after all Joint Venture Operating Expenses have been deducted from Gross Revenue.

(h)	“Net Profit Share” means fifty-five percent (55%) of Net Profits to Instadose Pharma and forty-five percent (45%) of Net Profits to Sanctum.

(i)	“Net Profit Share Payment Date” means the date the Net Profit Share is paid to the Parties as is set forth in Article 7.6 of this Agreement.

(j)

“Monthly Joint Venture Operating Expense Overpayment” means a scenario whereby Forecasted Monthly Joint Venture Operating Expenses exceed Actual Monthly Joint Venture Operating Expenses during any given Joint Venture Month as set forth in any Joint Venture Month Expense Report.

(k)	“Monthly Joint Venture Operating Expense Shortfall” means a scenario whereby Actual Monthly Joint Venture Operating Expenses exceed Forecasted Monthly Joint Venture Operating Expenses.

7.2	Annual Financial Forecast

(a)

The Annual Financial Forecast will be prepared by the Parties in advance of each Joint Venture Year throughout the Joint Venture Term. A sample Annual Financial Forecast is attached as Schedule “A” to this Agreement for reference purposes only.

(b)

The sample Annual Financial Forecast provides an accurate, but not necessarily exhaustive, description of all Joint Venture Operating Expenses to be incurred by IDP India in carrying out the Joint Venture, including, but limited to, Forecasted Monthly Joint Venture Operating Expenses.

7.3	Payment of Forecasted Monthly Joint Venture Operating Expenses

With respect to Forecasted Monthly Joint Venture Operating Expenses, the Parties agree as follows:

(a)	The Parties shall set up the Joint Venture Operating Expense Account in the name of IDP India.

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(b)	On or before the Commencement Date, Instadose Pharma and Sanctum shall advance to the Joint Venture Operating Expense Account their Proportionate Share of the Initial Operating Expense Advance.

(c)

On or before the tenth (10th) Business Day following each three-month period following the Initial Operating Expense Advance, Instadose Pharma and Sanctum shall advance to IDP India (via deposit to the Joint Venture Operating Expense Account) their Proportionate Share of the funds necessary to satisfy an additional three (3) Joint Venture Months’ worth of Forecasted Monthly Joint Venture Operating Expenses ensuring that at all times the Joint Venture Operating Expense Account shall have six (6) Joint Venture Months worth of Forecasted Monthly Joint Venture Operating Expenses deposited therein.

(d)

IDP India shall provide to Instadose Pharma and Sanctum on the last Business Day of each Joint Venture Month with a Joint Venture Monthly Expense Report setting forth Actual Monthly Joint Venture Operating Expenses incurred by IDP India with respect to the previous Joint Venture Month.

(e)	In the event of a Monthly Joint Venture Operating Expense Shortfall:

(i)	IDP India shall include in its Joint Venture Month Expense Report to Instadose Pharma and Sanctum an explanation for the Monthly Joint Venture Operating Expense Shortfall; and

(ii)

Within ten (10) Business Days following receipt by Instadose Pharma and Sanctum of each Joint Venture Month Expense Report disclosing a Monthly Joint Venture Operating Expense Shortfall, Instadose Pharma and Sanctum shall advance to IDP (via a reconciliation payment to the Joint Venture Operating Expense Account), their Proportionate Share of the Monthly Joint Venture Operating Expense Shortfall.

(f)	In the event of a Monthly Joint Venture Operating Expense Overpayment:

(i)	IDP India shall include in its Joint Venture Month Expense Report to Instadose Pharma and Sanctum an explanation for the Monthly Joint Venture Operating Expense Overpayment; and

(ii)

Instadose Pharma and Sanctum shall be permitted to reduce the amount of their next advance of Forecasted Monthly Joint Venture Operating Expenses by an amount equal to the Monthly Joint Venture Operating Expense Overpayment.

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(g)	The Parties agree that IDP India shall review and/or adjust the Forecasted Monthly Joint Venture Operating Expenses on a quarterly basis throughout each Joint Venture Year.

7.4	Gross Revenue

(a)	The Parties shall work together to establish the Joint Venture Gross Revenue Account.

(b)	Gross Revenue generated under the Joint Venture shall be in U.S. dollars or euros and deposited by Purchasers to the Joint Venture Gross Revenue Account.

(c)	Withdraws from the Joint Venture Gross Revenue Account for the purposes of distributing the Net Profit Share shall be completed by one or more Instadose Pharma Parties on behalf of IDP India.

7.5	Net Profit Share

Net Profit generated by IDP India from the Joint Venture shall be shared in accordance with the Net Profit Share.

7.6	Payment of the Net Profit Share

The Net Profit Share shall be paid by IDP India as follows:

(a)

Within fifteen (15) Business Days following completion of each Joint Venture Month, no less than fifty percent (50%) of the Net Profit Share (based upon Gross Revenues actually received by IDP India and deposited to the Joint Venture Gross Revenue Account during the said Joint Venture Month); and

(b)

within thirty (30) Business Days following receipt by IDP India of its year-end audited Financial Statements, the balance of the Net Profit Share (based upon Gross Revenues actually received by IDP India and deposited to the Joint Venture Gross Revenue Account) for the preceding Joint Venture Year.

7.7	Invoicing of Net Profit Share

On or about each Net Profit Share Payment Date, Instadose Pharma and Sanctum shall provide to IDP India its invoice for the applicable amount of its Net Profit Share.

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7.8	Method of Payment

All payments of the Net Profit Share required to be made pursuant to this Article 7 shall be made by wire transfer to the Central Bank of India or as otherwise directed by the Parties in writing.

ARTICLE 8: UNDERTAKINGS AND RESPONSIBILITIES OF INSTADOSE PHARMA

Instadose Pharma undertakes to perform in accordance with Best Industry Practice and be responsible throughout the Joint Venture Term for the following matters for the benefit of Sanctum, IDP India, and the Joint Venture:

8.1	Corporate Standing

Instadose Pharma shall be responsible for ensuring the continued corporate good standing of Instadose Pharma.

8.2	Contribution of Knowledge and Expertise

Instadose Pharma undertakes to at all times contribute the Knowledge and Expertise towards the Joint Venture.

8.3	Sourcing of Joint Venture Personnel

Instadose Pharma shall be responsible for sourcing, among others, the following personnel required to commence the operation of the Joint Venture:

(i)	Project managers;

(ii)	Agronomists;

(iii)	Medicinal Plant geneticists;

(iv)	Cannabinoid Oil extraction specialists;

(v)	Joint Venture security specialists; and

(vi)	Architects and engineers required to design the Joint Venture Facilities.

8.4	Sourcing of the Joint Venture Equipment

Instadose Pharma shall be responsible for sourcing the Joint Venture Equipment required to be utilized under the Joint Venture, the costs of which shall be set forth in the Joint Venture Budget.

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8.5	GMP and EU-GMP Certification

Instadose Pharma shall be responsible on behalf of IDP India for applying for and obtaining local GMP and EU-GMP certification for the Joint Venture Facilities and Joint Venture Equipment.

8.6	Selection of Medicinal Plant Specifications

Instadose Pharma shall be responsible for providing Sanctum and IDP India with the Specifications required for all Medicinal Plants to be grown by IDP India utilizing the Joint Venture Assets. Medicinal Plant Specifications selected shall be chosen in accordance with international accepted Laws, standards, and norms for said types of Medicinal Plants. Medicinal Plant Specifications shall not, in any event, contravene with any Laws set forth in India.

8.7	Standard Operating Procedures

Instadose Pharma shall be responsible for providing, and amending as required, to IDP India the SOPs attached to this Agreement as Schedule “K”.

8.8	Solicitation of Supply Agreements

Instadose Pharma shall be responsible for each of the following:

(a)	soliciting Supply Agreements from Purchasers for Joint Venture Outputs;

(b)	providing Sanctum and IDP India with copies of the Supply Agreements and Purchase Orders containing the Specifications and timing of delivery for all Joint Venture Outputs.

8.9	Invoicing Purchasers for Joint Venture Outputs

In connection with the solicitation of Supply Agreements, Instadose Pharma shall assume the role of invoicing Purchasers for Joint Venture Outputs on behalf of IDP India and the joint Venture.

8.10	Payment of the Net Profit Share

Instadose Pharma Parties shall be responsible for completing payment of each Party’s Net Profit Share from the Joint Venture Gross Revenue Account in accordance with the terms of Article 6 of this Agreement.

8.11	General Reporting Requirements

By the thirtieth (30th) Business Day after the end of each Joint Venture Quarter, Instadose Pharma shall provide a detailed report to Sanctum and IDP India disclosing all Gross Revenues accruing to the Joint Venture and received by IDP India from the sale of Joint Venture Outputs during the preceding Joint Venture Quarter (and, in the case of the first such report, the period from the Effective Date to the end of the first Joint Venture Quarter after the Effective Date).

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8.12	Joint Venture Facility Staffing and Employee Training

Instadose Pharma shall be responsible for overseeing all initial Joint Venture Facility staffing and employee/personnel training. Thereafter, Instadose Pharma shall work to make IDP India self-sufficient on an ongoing basis to continue all aspects of Joint Venture Facility staffing and on-going employee/personnel training.

8.13	Instadose Pharma Parties

Instadose Pharma undertakes to take all reasonable steps to ensure that all Instadose Pharma Parties working at or visiting any of the Joint Venture Facilities, adhere to, abide by and comply with:

(a)	all Regulatory Provisions in respect of the Joint Venture Facilities; and

(b)	the terms of this Agreement.

8.14	Unauthorized Payments

Instadose Pharma agrees that it shall refrain from offering or giving or agreeing to give any person in any Responsible Authority’s employment, any gift or consideration of any kind as an inducement or reward for doing or forbearing to do or for having done or forborne to do any act in relation to the execution of this or any other contract or agreement or for showing or forbearing to show favour or disfavour to any person in relation to this or any other contract or agreement for said Responsible Authority.

8.15	No Interruption

(a)

Subject to the provisions of this Agreement, Instadose Pharma undertakes not to take any action, and to use its best efforts to ensure that no Responsible Authority shall take any action, which would have a material adverse effect on the Joint Venture unless required in the event of an Emergency, or to mitigate damages resulting from Sanctum’s failure to comply with its obligations under this Agreement, in which case the interruption shall be deemed authorized; provided, however, that Instadose Pharma undertakes to ensure that any such interruption by Instadose Pharma authorized pursuant to this Article 8.14 shall be limited to such period of time and to such scope of work as are necessary to deal with the Emergency or to mitigate such damages.

(b)

If any unauthorized interruption by Instadose Pharma or any Responsible Authority or if any authorized interruption in the event of an Emergency (to the extent such Emergency is not caused by the fault or negligence of Instadose Pharma or any Sub-contractor) causes the closure or the suspension of the Joint Venture, then the Parties shall be entitled to an extension of the Joint Venture Term equal in length to the period of time the Joint Venture was suspended or closed.

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8.16	Co-operation

When requested by Sanctum, meet with Sanctum or any Sanctum Parties, to discuss in good faith any aspect of the Joint Venture.

8.17	Miscellaneous

In addition to those undertakings and responsibilities set forth above, Instadose Pharma further agrees that it shall assume such other responsibilities as the Parties may agree to in writing from time to time.

ARTICLE 9: UNDERTAKINGS AND RESPONSIBILITIES OF SANCTUM

Sanctum undertakes to perform in accordance with Best Industry Practice and be responsible throughout the Joint Venture Term for the following matters for the benefit of Instadose Pharma, IDP India, and the Joint Venture:

9.1	Corporate Standing

Sanctum shall be responsible for ensuring the continued corporate good standing of Sanctum.

9.2	The Joint Venture Licenses

Sanctum shall be obliged to work with the Responsible Authorities to:

(a)	obtain and keep current the Joint Venture Licenses in the name of IDP India in accordance with the Regulatory Provisions;

(b)	comply with all conditions of the Joint Venture Licenses granted by any Responsible Authority; and

(c)	take all other necessary action required under the relevant Regulatory Provisions governing the Joint Venture Licenses and all related facets of the conduct of the Joint Venture.

9.3	The Joint Venture Lands

Sanctum shall be responsible for the following throughout the Joint Venture Term for the purpose of carrying out the Joint Venture:

(a)	obtaining ownership or a leasehold interest in and to all of the Joint Venture Lands; and

(b)	maintaining the continued quiet enjoyment of the Joint Venture Lands for the benefit of IDP India.

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9.4	Relationships with Responsible Authorities

Sanctum shall be responsible for:

(a)	maintaining IDP India’s and the Joint Venture’s good standing in India with the Responsible Authorities;

(b)	serving as IDP India’s and the Joint Venture’s primary liaison with respect to communications with the Responsible Authorities as such may relate to IDP India and the Joint Venture; and

(c)

staying informed and advising Instadose Pharma upon changes to Legislation, Laws, Regulatory Provisions, Environmental Laws, and the need for additional Relevant Consents or Joint Venture Licenses that may affect the Joint Venture in any way.

9.5	Sanctum Parties

Sanctum undertakes to take all reasonable steps to ensure that all Sanctum Parties working at or visiting any of the Joint Venture Facilities, adhere to, abide by and comply with:

(a)	all Regulatory Provisions in respect of any of the Joint Venture Facilities; and

(b)	the terms of this Agreement.

9.6	Unauthorized Payments

Sanctum agrees that it shall refrain from, and ensure that the Sanctum Parties refrain from, offering or giving or agreeing to give any person in any Responsible Authority’s employment, any gift or consideration of any kind as an inducement or reward for doing or forbearing to do or for having done or forborne to do any act in relation to the execution of this or any other contract or agreement or for showing or forbearing to show favour or disfavour to any person in relation to this or any other contract or agreement for said Responsible Authority.

9.7	No Fees and Charges

Sanctum shall not and use its best efforts to ensure that no Responsible Authority shall demand or require Instadose Pharma or IDP India to pay any tariff, fee, levy, tax, or charge not in effect on the Effective Date, other than, in each case, in accordance with this Agreement.

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9.8	No Interruption

(a)

Subject to the provisions of this Agreement, Sanctum undertakes not to take any action, and to use its best efforts to ensure that no Responsible Authority shall take any action, which would have a material adverse effect on the Joint Venture unless required in the event of an Emergency, or to mitigate damages resulting from Instadose Pharma’s failure to comply with its obligations under this Agreement, in which case the interruption shall be deemed authorized; provided, however, that Sanctum undertakes to ensure that any such interruption by Sanctum authorized pursuant to this Article 9.8 shall be limited to such period of time and to such scope of work as are necessary to deal with the Emergency or to mitigate such damages.

(b)

If any unauthorized interruption by Sanctum or any Responsible Authority or if any authorized interruption in the event of an Emergency (to the extent such Emergency is not caused by the fault or negligence of Instadose Pharma, IDP India, or any Sub-contractor) causes the closure or the suspension of the Joint Venture, then the Parties shall be entitled to an extension of the Joint Venture Term equal in length to the period of time the Joint Venture was suspended or closed.

9.9	Co-operation

Sanctum shall at Instadose Pharma’s request:

(a)	provide reasonable assistance to Instadose Pharma to carry out the Joint Venture;

(b)	provide reasonable co-operation in seeking the assistance of the appropriate Relevant Authorities in carrying out the operation of the Joint Venture;

(c)	provide reasonable assistance to Instadose Pharma in obtaining any Relevant Consents required to be obtained by Instadose Pharma; and

(d)

if any claim is asserted against Instadose Pharma, or Instadose Pharma is made a party in any action or proceeding, in connection with the Joint Venture, provide reasonable assistance as requested by Instadose Pharma; provided that Instadose Pharma shall provide Sanctum with written notice of the assistance requested promptly upon receipt of any applicable complaint, summons or court order and all relevant facts and information.

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9.10	Miscellaneous

In addition to those undertakings and responsibilities set forth above, IDP India further agrees that it shall assume such other responsibilities as the Parties may agree to in writing from time to time.

ARTICLE 10: JOINT UNDERTAKINGS AND RESPONSIBILITIES OF INSTADOSE PHARMA AND SANCTUM

The Parties jointly undertake to perform in accordance with Best Industry Practice and to be jointly responsible throughout the Joint Venture Term for the following matters on behalf of IDP India and for the benefit of the Joint Venture:

10.1	Corporate Standing

The Parties shall be responsible for ensuring the continued corporate good standing of IDP India.

10.2	Construction of the Joint Venture Facilities

The Parties shall be responsible for working together to construct the Joint Venture Facilities to be located on the Joint Venture Lands.

10.3	Joint Venture Funding

The Parties shall be responsible for funding their own Proportionate Share of the following expenditures under the Joint Venture:

(a)	the Joint Venture Budget;

(b)	the Initial Operating Expense Advance; and

(c)	the Joint Venture Operating Expenses.

10.4	Operation of the Joint Venture

The Parties shall work together to undertake the operation, management, and maintenance of the Joint Venture including but not limited to, the Joint Venture Facilities:

(a)	in compliance with all applicable Regulatory Provisions and Relevant Consents;

(b)	in a clean manner and in a state of good order;

(c)	in conformity with those Good Industry Practices relating to the operation of the Joint Venture Facilities;

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(d)	free from all environmental or health hazards;

(e)	in compliance with all applicable health and safety standards protecting all employees, staff, invitees, and patrons; and

(f)	as otherwise required by this Agreement.

10.5	Maintenance of Joint Venture Equipment

The Parties undertake with respect to the Joint Venture Assets to:

(a)	at all times maintain the Joint Venture Equipment used at any of the Joint Venture Facilities in a clean, orderly and sanitary condition;

(b)	procure, provide and maintain the Joint Venture Equipment in good working order and repair the Joint Venture Equipment as is necessary to carry out the Joint Venture; and

(c)

ensure that all Joint Venture Equipment are of a quantity and quality necessary for the provision by the Parties of the Joint Venture, including, without limitation, all applicable laws, rules, regulations, and decrees and the terms thereof.

10.6	GACP Guidelines

(a)	The Parties shall ensure that all Medicinal Plants and Medicinal Plant Derivatives are grown, cultivated, collected, processed, and packaged by IDP India according to the GACP Guidelines and SOPs.

(b)	The Parties shall ensure that IDP India obtain GACP certification with respect to all of IDP India’s operational practices at the Joint Venture Facilities.

10.7	Standard Operating Procedures

The Parties shall be responsible for ensuring IDP India’s adherence to and compliance with all SOPs copies of which are attached to this Agreement as Schedule “K”.

10.8	Joint Venture Output Standards

The Parties shall ensure that with respect to IDP India’s production of Joint Venture Outputs:

(a)

all Joint Venture Outputs shall be produced, packaged, bottled, stored, and delivered in accordance with Best Industry Practice or any Regulatory Provisions in India set forth by the Responsible Authorities,, including the with regard to standard or quality of Medicinal Plants, Medicinal Plant Derivatives, and Cannabinoid Oil including, but not limited to applicable GMP and EU-GMP guidelines and/or GACP Guidelines;

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(b)	all Joint Venture Outputs shall be kept fresh, uncontaminated and hygienically and properly stored at the Joint Venture Facilities; and

(c)	No Joint Venture Outputs shall be compelled to be produced, purchased, and/or delivered in contravention to the Regulatory Provisions of India as set forth by the Responsible Authorities.

10.9	Annual Financial Forecast

The Parties shall complete each Annual Financial Forecast on behalf of IDP India in advance of each Joint Venture Year in accordance with Article 7.2 of this Agreement.

10.10	Annual Production Forecast

The Parties shall prepare each Annual Production Forecast on behalf of IDP India. The Parties shall also be responsible for amending the Annual Production Forecast on a monthly basis (each, an “Amended Forecast”) throughout each Joint Venture Year.

10.11	Supply of Joint Venture Outputs

The Parties shall be responsible for ensuring that IDP India produces those quantities of Joint Venture Outputs set forth in the Annual Production Forecast or applicable Amended Forecast.

10.12	Exportation of Joint Venture Outputs

The Parties shall be responsible for overseeing the general logistics required to export Joint Venture Outputs from IDP India to all applicable Purchasers.

10.13	Appointment of Auditor

The Parties undertake to:

(a)

put in place an accounting and cost control system which shall, among other things, record all financial and commercial transactions and other activities with respect to the Joint Venture whether or not recorded on the books and records of IDP India; and

(b)

retain a firm of independent accountants of recognized international standing and expertise pre-approved by the Parties, as auditors of IDP India. Instadose Pharma Parties shall prepare and maintain IDP India’s accounts with respect to the Joint Venture in U.S. dollars in accordance with applicable laws, rules, regulations, and decrees and IFRS.

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10.14	Financial Reporting Requirements

The Parties agree to assist in the preparation of the following financial reports with respect to IDP India:

(a)

Quarterly Financial Reporting – by the sixtieth (60th) Business Day after the end of each calendar quarter during the Joint Venture Term, a detailed report containing IDP India’s financial results with respect to the Joint Venture (namely, a balance sheet and income statement) (the “Financial Statements”) during the preceding calendar quarter (and, in the case of the first such report, the period from the Effective Date to the end of the first calendar quarter after the Effective Date).

(b)	Annual Financial Reporting – as soon as practicable but in any event not later than three (3) calendar months after the end of each Joint Venture Year:

(i)

three (3) copies of IDP India’s complete audited Financial Statements for the previous Joint Venture Year (which are consistent with the books of accounts and prepared in accordance with IFRS and presented in U.S. dollars), together with an audit report thereon;

(ii)

a copy of any management letter or other communication sent by the Auditor to IDP India, or to its management in relation to IDP India’s financial, accounting and other systems, management and accounts; and

(iii)

an annual report by the Auditor certifying that, based on its said financial, accounting and other systems, management and accounts, IDP India was in compliance with its financial obligations in respect of the Joint Venture as at the end of the relevant Joint Venture Year or detailing any non-compliance by IDP India therewith.

10.15	General Reporting Requirements

The Parties shall work together to ensure the production by IDP India of the following general reports:

(a)	by the fifteenth (15th) Business Day after the end of each calendar month during the Joint Venture Term:

(i)	an-up-to-date Annual Production Forecast should actual production of Joint Venture Outputs deviate from that set forth in the original Annual Production Forecast; and

(ii)	an up-to-date inventory list of all Joint Venture Outputs stored at the Joint Venture Facilities (specifying packaging label details, including weight);

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(b)

should IDP India propose any alterations, amendments and/or refurbishments to any of the Joint Venture Facilities, all documents, drawings, data, reports, specifications and other information (whether in printed form or in electronic form) produced in respect of such work, copies of all “as- built” drawings and such other technical and design information and completion records relating to the finished work as Instadose Pharma and Sanctum may reasonably request;

(c)

written reports containing the names, identity numbers and any other relevant details of any employees of IDP India or its Sub-contractors who are engaged in respect of the Joint Venture and who have resigned or been dismissed during the relevant Joint Venture Year;

(d)	as soon as practicable after such should occur (including a Political Event), a report containing any and all material events or developments that may arise in the course of the Joint Venture; and

(e)

immediate written notice of any disruption or suspension of operations at any of the Joint Venture Facilities. IDP India shall, within twenty-four (24) hours of any disruption or suspension of operations at any of the Joint Venture Facilities, provide Instadose Pharma with a report detailing the circumstances of such disruption, suspension, or closure.

10.16	Access and Security Passes

The Parties shall cause IDP India to issue, in each case at the sole cost and expense of IDP India, security passes to designated Instadose Pharma Parties, Sanctum Parties, and Persons with whom Instadose Pharma and Sanctum have entered into commercial or financial arrangements within connection with the Joint Venture, and to designated representatives of Instadose Pharma and Sanctum to enable such representatives to carry out official duties at any of the Joint Venture Facilities.

10.17	Employees and Training

The Parties shall ensure that IDP India be responsible to:

(a)	employ or otherwise engage employees or other personnel at the Joint Venture Facilities in such number deemed necessary by Instadose Pharma to sufficiently carry out the Joint Venture;

(b)

following satisfaction of Instadose Pharma’s responsibilities set forth in Article 8.11 of this Agreement, provide regular ongoing training for all employees or other personnel engaged by IDP India at the Joint Venture Facilities;

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(c)

ensure that all personnel and staff employed by IDP India at the Joint Venture Facilities shall at all times be clean, cleanly and tidily clothed so as to maintain uniformly high standards of presentation and delivery; and

(d)	pay all Joint Venture Wages.

10.18	Environment Laws

With respect to applicable Environmental Laws, the Parties agree to ensure that IDP India:

(a)

conducts, manages and carries out the Joint Venture at all times in an Environmentally responsible way by adopting appropriate operating methods and practices for conducting such a Joint Venture and adhere to all Regulatory Provisions and Environmental Laws in connection therewith;

(b)	promptly brings to the attention of Instadose Pharma and sanctum any matter which may, in its view, have a detrimental impact on the Environment within the Joint Venture Facilities;

(c)

take all reasonable steps in the conducting of the Joint Venture to prevent and limit the occurrence of any Environmental or health hazards and to ensure the health and safety of all employees of IDP India, all of the Parties, the Instadose Pharma Parties, the Sanctum Parties and the general public;

(d)	comply with its statutory duties in terms of the Environmental Laws to take reasonable measures to prevent pollution or degradation from occurring, continuing or recurring; and

(e)

ensure that all of its Sub-contractors comply with all applicable laws, rules, regulations and decrees concerning the Environment with respect to the activities undertaken on the Joint Venture Facilities or in relation to the Joint Venture.

10.19	Labour Laws

The Parties undertake to ensure that ID India abides by the Laws in force, as amended from time to time, relating to employees engaged in the business of operating at the Joint Venture Facilities and use its best endeavours to take all reasonable steps to ensure similar compliance by IDP India, its contractors, Sub-contractors at all levels, assignees and agents, and furthermore agree to adhere to and ensure, as far as practicably possible, adherence to fair labour practices.

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10.20	Insurance Policies

The Parties shall be responsible for applying on behalf of IDP India for all required Joint Venture Insurance Policies in India. The Parties agree to maintain all applicable Joint Venture Insurance Policies in good standing on behalf of the Joint Venture.

10.21	No Interruption

(a)

Subject to the provisions of this Agreement, Instadose Pharma and Sanctum shall be responsible for ensuring that IDP India does not take any action, and to use its best efforts to ensure that no Responsible Authority shall take any action, which would have a material adverse effect on the Joint Venture unless required in the event of an Emergency, or to mitigate damages resulting from a Party’s failure to comply with its obligations under this Agreement, in which case the interruption shall be deemed authorized; provided, however, that IDP India undertakes to ensure that any such interruption by IDP India authorized pursuant to this Article 10.20 shall be limited to such period of time and to such scope of work as are necessary to deal with the Emergency or to mitigate such damages.

(b)

If any unauthorized interruption by IDP India or any Responsible Authority or if any authorized interruption in the event of an Emergency (to the extent such Emergency is not caused by the fault or negligence of Instadose Pharma, Sanctum or any Sub-contractor) causes the closure or the suspension of the Joint Venture, then the Parties shall be entitled to an extension of the Joint Venture Term equal in length to the period of time the Joint Venture was suspended or closed.

ARTICLE 11: JOINT VENTURE MEETINGS AND SIGNIFICANT DECISIONS

11.1	Frequency of Joint Venture Meetings

Formal Joint Venture meetings (each, a “Joint Venture Meeting”) shall be held on a quarterly basis throughout the Joint Venture Term for the purposes of evaluating the then present state of the Joint Venture. Representatives of all Parties shall be required to attend at all Joint Venture Meetings.

11.2	Notice Period

Any Party shall be permitted to request a Joint Venture Meeting upon providing the other Party with no less than fifteen (15) Business Days written notice of said request. All matters to be discussed at any Joint Venture Meeting shall be circulated no less than five (5) Business Days in advance of the Joint Venture Meeting.

11.3	Meeting Format

Joint Venture Meetings may be held in person or by video conference call.

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11.4	Meeting Matters Requiring Unanimous Approval

The following actions or decisions shall require the prior written approval of representatives of all of the Parties at a Joint Venture Meeting:

(a)	any material changes to the scope of the Joint Venture Plan set forth in Article 4.2;

(b)	any change to the agreed upon Joint Venture Budget; and

(c)	any reduction of the Minimum Selling Price greater than ten percent (10%) of the agreed upon Minimum Selling Price.

11.5	Other Matters Requiring Party Approval

The following actions or decisions not requiring the unanimous approval of the Parties as set forth in Article 11.4 above shall require the prior written approval of representatives of the following Parties at a Joint Venture Meeting:

(a)	any decisions or changes made to the Joint Venture Plan likely to or having a political consequence in India shall require the approval and consent of Sanctum; and

(b)	any decisions or changes made to the Joint Venture Plan with respect to the Joint Venture Budget or sale of the Joint Venture Outputs shall require the approval and consent of Instadose Pharma.

ARTICLE 12: REPRESENTATIONS AND WARRANTIES

12.1	Instadose Pharma

Instadose Pharma hereby represent and warrant, as of the Effective Date, that:

(i)	it is duly organized and operating in good standing in accordance with all Laws;

(ii)

this Agreement has been duly executed by it, is legally valid and binding upon it, and does not require any further approval or consent or registration in any form in order to give full force and effect thereto;

(iii)

it is not aware, after making due inquiries, of any proceedings, actions, or claims, pending or threatened, against or otherwise involving Instadose Pharma that would prejudice, in any way, its ability to fulfil its obligations under this Agreement or any other agreements or arrangements to be entered into in connection with the Joint Venture; and

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(iv)	it has not committed any Corrupt Act;

(v)

except as may otherwise be set forth in this Agreement, there are no material agreements, contracts, leases or other written arrangements relating to or arising from the operation, maintenance or management of the Joint Venture to which Sanctum may be a party;

(vi)

other than Instadose Pharma’s right to its portion of the Net Profit Share, or as otherwise may be set forth in this Agreement, there are no tariffs, fees, levies, Tax or other charges collected or authorized to be collected in respect of the Joint Venture existing on the Effective Date by or on behalf of Instadose Pharma; and

(vii)	Sanctum is the only Person possessing the legal right to carry out the Joint Venture with Instadose Pharma in India.

12.2	Sanctum

Sanctum hereby represents and warrants, as of the Effective Date, that:

(i)	it is duly organized and operating in good standing in accordance with all Laws;

(ii)

this Agreement has been duly executed by it, is legally valid and binding upon it, and does not require any further approval or consent or registration in any form in order to give full force and effect thereto;

(iii)

it is not aware, after making due inquiries, of any proceedings, actions, or claims, pending or threatened, against or otherwise involving Sanctum that would prejudice, in any way, its ability to fulfil its obligations under this Agreement or any other agreements or arrangements to be entered into in connection with the Joint Venture;

(iv)	it has not committed any Corrupt Act;

(v)	it has or will have the legal right and capacity to provide the Parties with access to and use of the Joint Venture Lands;

(vi)

except as may otherwise be set forth in this Agreement, there are no material agreements, contracts, leases or other written arrangements relating to or arising from the operation, maintenance or management of the Joint Venture to which Sanctum may be a party;

(vii)

other than Sanctum’s right to its portion of the Net Profit Share, or as otherwise may be set forth in this Agreement, there are no tariffs, fees, levies, Tax or other charges collected or authorized to be collected in respect of the Joint Venture existing on the Effective Date by or on behalf of Sanctum; and

(viii)	Instadose Pharma is the only Person possessing the legal right to carry out the Joint Venture with Sanctum in India.

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ARTICLE 13: INSURANCE POLICIES

13.1	Joint Venture Insurance

(a)	If and when required, the Parties shall work together to obtain the necessary Joint Venture Insurance Policies on behalf of IDP India.

(b)	All policies covering insurable property shall be for not less than the full replacement value of such property.

(c)	All premiums, subsequent renewal premiums, all additional premiums and all stamp dues in respect of the relevant insurance policies, shall be incurred by IDP India.

(d)

The Parties shall ensure IDP India’s compliance with all the terms and conditions embodied in the insurance policies and undertake not to commit any act or permit any act to be committed or omit to do anything which in any way affects or vitiates such insurance policies.

(e)

The Parties undertake to provide one another with certified copies of the certificates of insurance and certified copies of the insurance policies within sixty (60) Business Days of inception by IDP India. Such certificates and policies shall reflect all insurance coverage stipulated by the Parties.

ARTICLE 14: INDEMNITIES AND LIABILITY

14.1	Third Party Liability

(a)	Instadose Pharma

Instadose Pharma shall indemnify Sanctum and each Sanctum Party against and hold Sanctum and each Sanctum Party harmless from, and shall otherwise be responsible to third parties for, any Loss of any kind whatsoever suffered or incurred by them by reason of any injury or death to any Person to the extent that such Loss arises out of or as a consequence of the Joint Venture, except to the extent such Loss is caused by, or is primarily attributable to, the gross negligence of, or willful misconduct by, Sanctum or any Sanctum Party, or any event of Force Majeure, any Emergency, or is directly attributable to any action taken by Instadose Pharma or any Instadose Pharma Party upon the express written instructions of Sanctum or any Sanctum Party.

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(b)	Sanctum

Sanctum shall indemnify Instadose Pharma and each Instadose Pharma Party against and hold Instadose Pharma and each Instadose Pharma Party harmless from, and shall otherwise be responsible to third parties for, any Loss of any kind whatsoever suffered or incurred by them by reason of any injury or death to any Person to the extent that such Loss arises out of or as a consequence of the Joint Venture, except to the extent such Loss is caused by, or is primarily attributable to, the gross negligence of, or willful misconduct by, Instadose Pharma or any Instadose Pharma Party, or any event of Force Majeure, any Emergency, or is directly attributable to any action taken by Sanctum or any Sanctum Party upon the express written instructions of Instadose Pharma or any Instadose Pharma Party.

14.2	Breach

(a)	Instadose Pharma

The Instadose Pharma shall indemnify Sanctum and each Sanctum Party against and hold Sanctum and each Sanctum Party harmless from, and shall otherwise be responsible to third parties for, any Loss of any kind whatsoever suffered or incurred by Sanctum and each Sanctum Party by reason of any breach by the Instadose Pharma of any of its representations, warranties, covenants or undertakings in this Agreement, except to the extent such Loss is primarily caused by, or is primarily attributable to, the gross negligence of, or willful misconduct by, Sanctum or any Sanctum Party, or any Emergency, Political Event or event of Force Majeure.

(b)	Sanctum

Sanctum shall indemnify Instadose Pharma and each Instadose Pharma Party against and hold Instadose Pharma and each Instadose Pharma Party harmless from, and shall otherwise be responsible to third parties for, any Loss of any kind whatsoever suffered or incurred by Instadose Pharma and each Instadose Pharma Party by reason of any breach by Sanctum of any of its representations, warranties, covenants or undertakings in this Agreement, except to the extent such Loss is caused by, or is primarily attributable to, the gross negligence of, or willful misconduct by, Instadose Pharma or any Instadose Pharma Party, or any Emergency or Force Majeure.

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14.3	Procedures

(a)	Indemnification Notice

If the Party entitled to indemnification under this Article 14 (the “Indemnified Parties”) receives notice of any claim or the commencement of any suit, action, claim, proceeding or investigation brought by any Person other than the party or parties obligated to indemnify the Indemnified Parties in such instance (the “Indemnifying Parties”) and believes in good faith that the Indemnifying Parties may be obligated to provide indemnification pursuant to this Agreement, the Indemnified Parties shall promptly give the Indemnifying Parties written notice (an “Indemnification Notice”) thereof which sets forth in reasonable detail such information with respect to such suit, action, plan, claim, proceeding, or investigation as the Indemnified Parties shall then have, but the failure to give an Indemnification Notice to the Indemnifying Parties shall not relieve the Indemnifying Parties of any liability that it may have to the Indemnified Parties except to the extent that the Indemnifying Parties shall have been materially prejudiced in its ability to defend the suit, action, claim, proceeding or investigation for which such indemnification is sought.

(b)	Defense of Action

Upon receipt of an Indemnification Notice, the Indemnified Parties and the Indemnifying Parties may agree that the Indemnifying Parties shall assume the defense of such suit, action, claim, proceeding, or investigation upon such terms as they shall agree.

(c)	Settlement

If the Indemnified Parties and the Indemnifying Parties agree that the Indemnifying Parties shall assume the defense of any suit, action, claim, proceeding, or investigation for which it is called upon to indemnify the Indemnified Parties pursuant to this Article 14, the Indemnifying Parties shall not settle or compromise such suit, action, claim, proceeding, or investigation without the prior written consent of the Indemnified Parties unless there is no finding or admission of any violation of Law by the Indemnified Parties and the sole relief provided is monetary damages covered in full by this Indemnity.

(d)	Co-operation

If the Indemnified Parties and the Indemnifying Parties agree that the Indemnifying Parties shall assume the defense of any suit, action, claim, proceeding or investigation for which it is called upon to indemnify the Indemnified Parties pursuant to this Article 14, the Indemnifying Parties shall keep the Indemnified Parties reasonable informed of the events of any applicable suit, action, claim, proceeding or investigation. If requested by the Indemnifying Parties, the Indemnified Parties shall co-operate to the extent reasonably requested in the defense of prosecution of any suit, action, claim, proceeding or investigation for which such Indemnifying Parties is called upon to indemnify the Indemnified Parties pursuant to this Article 14.

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(e)	Insurance

The amount of any Loss indemnifiable pursuant to this Article 14 shall be reduced by (a) the value of any benefit (other than any insurance benefit or proceeds) realized, directly or indirectly, in any jurisdiction by the Indemnified Parties as a result of such Loss; and (b) the amount of any insurance proceeds received by the Indemnified Parties in respect of such Loss. If such proceeds are received by the Indemnified Parties following an indemnification payment in respect of the relevant Loss, the Indemnified Parties shall pay to the Indemnifying Parties an amount equal to the lesser of (i) the amount of such proceeds, and (ii) the amount of the indemnification payment made by the Indemnifying Parties.

(f)	Limitation

No Indemnified Parties shall be entitled to be indemnified more than once under this Agreement for the same Loss.

(g)	Survival

This Article 14 shall survive the termination of this Agreement and notwithstanding any such termination, amounts owed under this Article 14 by one Party to any other Party shall be paid in accordance with this Agreement.

ARTICLE 15: FORCE MAJEURE

15.1	Notice of Force Majeure

If either of Instadose Pharma or Sanctum is affected by an event of Force Majeure, the affected Party shall give written notice as soon as reasonably practicable after becoming aware thereof to other Party Instadose Pharma and Sanctum shall likewise immediately notify the other Party in writing and, in any event, within ten (10) Business Days, when the event of Force Majeure has ceased.

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15.2	Extension of Time

If the event of Force Majeure, directly or indirectly, (a) causes unavoidable physical damage or destruction to the any of the Joint Venture Assets, or (b) interrupts the regular operation of any of the Joint Venture Facilities, then Instadose Pharma or Sanctum shall be entitled to an extension of the Joint Venture Term set forth in this Agreement equal in length to the period of time operations were interrupted or any of the Joint Venture Facilities were closed.

15.3	Excuse of Performance

If an event of Force Majeure shall prevent the total or partial performance of any of the obligations of either Instadose Pharma or Sanctum under this Agreement, then Instadose Pharma or Sanctum shall be excused from whatever performance is prevented thereby to the extent so affected and the other Party shall not be entitled to terminate this Agreement except as otherwise provided herein. Notwithstanding the event of Force Majeure, Instadose Pharma and Sanctum shall use commercially reasonable efforts to continue to perform their obligations under this Agreement and to minimize any adverse effects of such event of Force Majeure.

15.4	No Damage Claim

Neither Instadose Pharma nor Sanctum shall claim damages, penalties, interest or any other compensation from the other Party due to the occurrence of an event of Force Majeure, except as otherwise specifically provided for in this Agreement.

15.5	No Excuse of Performance

The foregoing provisions of Article 14 shall not, however, excuse or release (a) Instadose Pharma or Sanctum from obligations due or performable, or compliance required, under this Agreement prior to the above-mentioned failures or delays in performance due to the occurrence of Force Majeure or obligations not affected by the event of Force Majeure or (b) any Party from any payment obligation that has become due and payable in accordance with this Agreement.

15.6	Continuation of Performance

Unless this Agreement shall have been terminated, a Party excused from performance by the occurrence of Force Majeure shall continue its performance under this Agreement when the effects of Force Majeure are removed.

ARTICLE 16: POLITICAL EVENT

16.1	Notice

If any Political Event shall occur, Instadose Pharma or Sanctum (the “Notifying Party”) may give written notice to the other Party (the “Notified Party”) within thirty (30) Business Days of the occurrence of such Political Event, which written notice shall contain reasonable particulars of such Political Event to the knowledge of the Notifying Party and its likely legal, economic and commercial consequences to the Notifying Party with a request of the Notified Party to assist in securing a remedy in respect thereof.

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16.2	Cure Period

The Notified Party shall have sixty (60) Business Days from the date of receipt of notice under Article 16.1 to exert reasonable efforts to assist in effecting a remedy in respect of such Political Event which restores the economic or commercial position of the Notifying Party to the position the Notifying Party would have been in had such Political Event not occurred. If the Notified Party is unable to assist in effecting such a remedy within such period, the Parties shall consult within ten (10) days after expiration of such cure period with a view towards reaching a mutually satisfactory resolution of the situation during a subsequent period of sixty (60) days, which resolution may, among other things, involve an extension of the Joint Venture Term.

16.3	Excuse of Performance

If a Political Event delays or otherwise prevents the total or partial performance of any of the obligations of the Notifying Party under this Agreement, then the Notifying Party shall be excused from whatever performance is so affected and the Notified Party shall not be entitled to terminate this Agreement except as otherwise expressly provided herein. Notwithstanding the Political Event, the Notifying Party shall use its best efforts to continue to perform its obligations under this Agreement and to minimize any adverse effects of such Political Event.

16.4	No Excuse of Performance

The provisions of Article 16.3 shall not, however, excuse or release the Notifying Party from obligations due or performable under this Agreement prior to the occurrence of the Political Event or obligations not affected by the Political Event.

16.5	Continuation of Performance

Unless this Agreement shall have been terminated pursuant to Article 17.1(b) or Article 17.2(b) the Notifying Party shall continue their performance under this Agreement when the effects of the Political Event are removed.

ARTICLE 17: TERMINATION

17.1	Termination by Instadose Pharma

(a)	Force Majeure

(i)

If an event of Force Majeure shall occur and continue for an aggregate period of at least one hundred and eighty (180) days within any period of twenty-four (24) months to have any of the effects described in Article 15.2, then Instadose Pharma shall have the right to terminate this Agreement.

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(ii)

If an event of Force Majeure shall occur and the consequences thereof shall materially and adversely affect the economic or commercial position of Instadose Pharma from what it was on the Effective Date, or from what it is or what it would have been but for the occurrence of such event of Force Majeure and the consequences thereof, and such event and/or the consequences thereof continue for a period of at least one hundred and eighty (180) days from the date on which Instadose Pharma shall give written notice to Sanctum, and Instadose Pharma shall, regardless of any insurance payable in respect thereof, have the right to terminate this Agreement.

(b)	Political Event

Instadose Pharma shall have the right to terminate this Agreement in the event a Political Event shall occur and be continuing for a period of at least one hundred eighty (180) days from the date on which Instadose Pharma shall deliver written notice thereof to Sanctum and Sanctum shall not have been able to assist in reaching a mutually satisfactory remedy in respect of such Political Event.

(c)	Material Breach by Sanctum

Instadose Pharma shall have the right to terminate this Agreement in the event Sanctum commits a material breach or default in respect of the performance of any of their obligations under this Agreement (other than any breach or default which may constitute a Political Event), which breach or default has continued unremedied for sixty (60) days or more after delivery of written notice of such breach or default by Instadose Pharma to Sanctum.

(d)	Notice

If any one or more of the events set forth in Article 17.1 shall occur, Instadose Pharma may by written notice to Sanctum, terminate this Agreement, which notice shall be effective ten (10) Business Days after delivery of such notice by Instadose Pharma.

17.2	Termination by Sanctum

(a)	Force Majeure

(i)

If an event of Force Majeure shall occur and continue for an aggregate period of at least one hundred and eighty (180) days within any period of twenty-four (24) months to have any of the effects described in Article 15.2, then Sanctum shall have the right to terminate this Agreement.

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(ii)

If an event of Force Majeure shall occur and the consequences thereof shall materially and adversely affect the economic or commercial position of Sanctum from what it was on the Effective Date, or from what it is or what it would have been but for the occurrence of such event of Force Majeure and the consequences thereof, and such event and/or the consequences thereof continue for a period of at least one hundred and eighty (180) days from the date on which Sanctum shall give written notice to Instadose Pharma, and Sanctum shall, regardless of any insurance payable in respect thereof, have the right to terminate this Agreement.

(b)	Political Event

Sanctum shall have the right to terminate this Agreement in the event a Political Event shall occur and be continuing for a period of at least one hundred eighty (180) days from the date on which Sanctum shall deliver written notice thereof to Instadose Pharma and Instadose Pharma shall not have been able to assist in reaching a mutually satisfactory remedy in respect of such Political Event.

(c)	Material Breach by Instadose Pharma

Sanctum shall have the right to terminate this Agreement upon the occurrence of any of the following events:

(i)

Instadose Pharma fails to make any payment in respect of Sanctum’s portion of the Net Profit Share and such failure has continued unremedied for ninety (90) Business Days or more after the date on which such payment was required to have been made; or

(ii)

Instadose Pharma commits any material breach or default in respect of the performance of any of their obligations under this Agreement or any other agreement entered into by Instadose Pharma in connection with the Joint Venture, which breach or default (except as otherwise set forth in the Agreement) has continued unremedied for sixty (60) Business Days or more after delivery of notice of such breach or default by Sanctum to Instadose Pharma.

(d)	Notice

If any one or more of the events set forth in Article 17.2 shall occur, Sanctum may, by written notice to Instadose Pharma, terminate this Agreement, which notice shall be effective ten (10) Business Days after delivery of such notice by Sanctum.

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17.3	Effect of Termination

(a)	General

Subject to Instadose Pharma’s and Sanctum’s rights on termination set forth in Article 17.1 and Article 17.2 respectfully, upon the Termination Date and subject and without prejudice to any rights of the Parties hereunder:

(i)

this Agreement (other than Articles 14.1, 14.3, 17, 18, 19, 20, 21, 22.1, 22.2, 22.3, 22.5, 22.6, 22.8, 22.9, 22.10, and 22.13) shall cease to have effect, subject to all rights and obligations of the Parties existing prior to the Termination Date;

(ii)	the Joint Venture shall terminate;

(iii)

Instadose Pharma shall be permitted to access the Joint Venture Lands, including the Joint Venture Facilities, in order to remove for subsequent sale to Purchasers all Joint Venture Outputs being stored thereon; and

(iv)

If Sanctum fails to permit Instadose Pharma from obtaining access to the Joint Venture Facilities in accordance with Article 17.3(iii), Sanctum shall pay to Instadose Pharma any and all damages as may be determined by an arbitral tribunal appointed pursuant to Article 18.2.

(b)	Instadose Pharma Rights on Termination or Joint Venture Expiry

Notwithstanding the effects of termination above, following the Termination Date (unless termination of the Joint Venture is caused by a default under or breach of this Agreement by Instadose Pharma) or Expiry Date, Instadose Pharma shall be given the opportunity to access to the Joint Venture Lands and Joint Venture Facilities for no more than one (1) additional year for the purpose of cultivating, collecting, transporting, processing, producing, removing, packaging, bottling and/or exporting any remaining Joint Venture Outputs.

(c)	Termination Payments

In case of a termination of this Agreement in accordance with this Article 17:

(i)

other than in the case of a termination arising from an event of Force Majeure, the Parties shall pay to one another all amounts required to be made in satisfaction of a party’s indemnification obligations arising out of a breach of this Agreement (net of any proceeds of insurance if applicable); and

(ii)

Instadose Pharma shall pay in accordance with the terms of this Agreement any Net Profit Share to Sanctum attributable to Joint Venture Outputs sold but not yet exported from India prior to the Termination Date.

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17.4	Termination Costs

Except as otherwise may be specifically provided in this Agreement, each Party shall bear its own costs and expenses incurred in carrying out its obligations under this Article 17.

ARTICLE 18: RESOLUTION OF DISPUTES AND INDEPENDENT EXPERT

18.1	Amicable Settlement

The Parties hereto will use their best efforts to settle amicably any disputes, controversy or claim arising out of or in connection with, or the breach, termination, invalidity or interpretation of, this Agreement (each, a “Dispute” for the purpose of this Article 18). In this connection, the Parties agree that their respective duly authorized representatives shall meet not less than once each calendar quarter during the Joint Venture Term for the purpose of attempting to settle by amicable agreement any and all Disputes then in existence between them. Any such settlement shall take effect only if reduced to writing and signed on behalf of the Parties.

18.2	Arbitration

Subject to Articles 18.3 and 18.4, any Dispute which cannot be settled amicably within thirty (30) days after receipt by one Party of the other Party’s written request to do so may be submitted by either Party to arbitration before an arbitral tribunal consisting of three (3) arbitrators applying the rules of India under the UNCITRAL Arbitration Rules then in effect and conducted in the English language in London, England. The decision of any such arbitral tribunal shall be final, unappealable and binding on the Parties. The appointing authority shall be the International Chamber of Commerce (for the purposes of this Article 18, the “ICC”) in accordance with the rules of the ICC as the appointing authority in UNCITRAL or other ad hoc arbitration proceedings then in effect.

18.3	Mediation via an Independent Expert

Subject to Articles 18.2 and 18.4, any Dispute which cannot be settled amicably within thirty (30) days after receipt by one Party of the other Party’s written request to do so may be referred by either Party to an independent expert whose costs shall be borne equally by the Parties. In such event, the Party that declares to refer the Dispute to an independent expert or qualified mediator shall notify the other Party in writing of its decision whereupon the Parties shall endeavour in good faith to select the independent expert. If the Parties are not able to agree on an independent expert within thirty (30) days after receipt by the other Party of such notification, either Party may request that the independent expert be appointed by the ICC International Centre for Expertise in accordance with the provisions for the appointment as experts under the ICC Rules for Expertise then in effect with such mediation to be conducted in the English language in London, England. The decision of any independent expert appointed pursuant to this Article 18.3 shall be appealable to an arbitral tribunal appointed in accordance with the appointment procedures described in Article 18.2, unless the Parties have agreed in writing, prior to any such decision being rendered, that such decision shall be unappealable. In any event, the decision of any independent expert appointed pursuant to this Article 18.3 shall be appealable in the case of fraud or manifest error.

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18.4	Continuation of Joint Venture

Notwithstanding anything herein to the contrary, during the pendency of any Dispute and the resolution thereof, the Parties shall continue to operate the Joint Venture.

18.5	Survival

This Article 18 shall survive the termination of this Agreement as necessary to resolve any Disputes arising out of, in connection with or relating to this Agreement and, notwithstanding any such termination, amounts owed under this Agreement by one Party to the other shall be paid in accordance with this Agreement.

ARTICLE 19: WAIVER OF IMMUNITY

19.1	Waiver

To the extent that any of the Parties may in any jurisdiction claim for itself or any of its revenues, assets or properties immunity from service of process, suit, jurisdiction, arbitration or arbitral award, execution, attachment (whether in aid of execution, prior to judgment or award or otherwise) or other legal or judicial process or other remedy, and to the extent that in any such jurisdiction there may be attributed to such Party or any of its revenues, assets or properties, such immunity (whether or not claimed), such Party hereby irrevocably and unconditionally agrees not to claim and hereby irrevocably and unconditionally waives any such immunity to the fullest extent permitted by the laws of such jurisdiction.

19.2	Conclusive and Binding Award

Notwithstanding the provisions of Article 18.3, each of the Parties agrees that the final award against it in any proceedings of the nature referred to in Article 18 shall be conclusive and binding upon such Party and may be enforced in any other courts to the jurisdiction of which such Party is or may be subject by suit on the award, a certified or exemplified copy of which award shall be deemed to be conclusive evidence thereof and of the amount of its liability, or by any other means provided by law.

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19.3	Irrevocable Consent

Each of the Parties hereby irrevocably and generally consents in respect of any legal action or proceedings arising out of or in connection with this Agreement to the giving of any relief or issue of any process in connection with such action or proceedings including, without limitation, the making, enforcement or execution against any property, assets or revenues whatsoever (irrespective of their use or intended use) of any order, judgment or award which may be made or given in such action or proceeding.

19.4	Conclusive Written Evidence

Without limiting any of the foregoing provisions of Article 18.3 and this Article 19, each of the Parties agrees that in any suit, legal action or other proceedings brought in a court of Canada which arises out of or relates to this Agreement, any award which has been obtained against it in accordance with the provisions of Article 18 shall be deemed conclusive written evidence of the existence and the amount of the claim against it.

ARTICLE 20: CHANGES IN CONTROL

20.1	Prior Written Approval

From the Effective Date as well as for the duration of the Joint Venture Term, Sanctum shall ensure that there is no Change in Control in Sanctum without the prior written approval of Instadose Pharma, which approval shall not be withheld, provided that no Change in Control results in an immediate breach by Sanctum under Article 16 of this Agreement.

20.2	No Interruption

Notwithstanding a Change of Control in Sanctum, the Joint Venture shall continue uninterrupted in accordance with the terms of this Agreement with this Agreement remaining as a valid and legally binding contract between the Parties.

ARTICLE 21: NOTICES

21.1	Form of Notice

Any notice or correspondence to be given under this Agreement shall be in writing, in English, unless otherwise agreed and shall be delivered personally or sent by fax followed by the original delivered by hand.

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21.2	Addresses for Notice

The addresses for Notices are as follows:

(a)	If to Instadose Pharma:

5500 North Service Road, Suite 301 Burlington, Ontario L7L 6W6 Canada Attention: Loren S. Greenspoon, Chief Legal Officer Telephone: 1-416-818-9354 E-mail: lgreenspooninstadosepharma.com

(b)	If to Sanctum:

J-51, Mustatil No. 10, Killa No. 8, Defence Enclave South West, Delhi, India, 110071. Attention: Braj Singh Telephone: +971 50 949 9965 E-mail: braj@sanctumhealthcare.in

21.3	A notice sent by one Party to another Party shall be deemed to be received:

(a)	on the same day, if delivered by hand; or

(b)	on the same day of transmission if sent by e-mail or telefax and if sent by telefax with receipt confirming completion of transmission.

21.4	Either Party may change its nominated address to another address by prior written notice to the other Party.

ARTICLE 22: MISCELLANEOUS

22.1	Primacy of this Agreement

This Agreement shall govern all aspects of, and all contractual relationships relating to, the subject matter hereof. Each Party shall ensure that the execution by such Party after the Effective Date or any other agreement relating to the Joint Venture will not cause such Party to be in breach of its obligations under this Agreement.

22.2	Entire Agreement

(a)

Except where expressly provided otherwise in this Agreement, this Agreement constitutes the entire agreement between the Parties in connection with the Joint Venture and supersedes all prior representations, communications, negotiations, and understandings between the Parties concerning the subject matter of this Agreement.

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(b)	Each of the Parties acknowledges that:

(i)

it does not enter into this Agreement on the basis of and does not rely, and has not relied, upon any statement or representation (whether negligent or innocent) or warranty or other provision (in any case whether oral, written, express or implied) made or agreed to by any person (whether a Party to this Agreement or not) except those expressly contained in or referred to in this Agreement, and the only remedy available in respect of any misrepresentation or untrue statement made to it shall be a remedy available under this Agreement;

(ii)

this Article shall not apply to any statement, representation or warranty made fraudulently, or to any provision of this Agreement, which was induced by fraud, for which the remedies available shall be all those available under the law governing this Agreement; and

(iii)	in the event of any conflict between this Agreement and any document, contract or agreement in respect of the Joint Venture, the provisions of this Agreement will prevail.

22.3	Confidentiality

(a)

Each Party shall keep in confidence all Confidential Information, supplied to it by or on behalf of another Party relating to the Joint Venture and shall not disclose the same in any manner without the prior written consent of the disclosing Party other than (a) in the case of Instadose Pharma, as reasonably necessary to its advisors, consultants, insurers, Sub-contractors for the purpose of seeking financial and other assistance for the purpose of performing its obligations hereunder, (b) as it may necessarily be required to disclose pursuant to the Laws of appropriate Relevant Authorities, (c) as it may reasonably be required to disclose to any independent expert appointed pursuant to Article 18.3 to enable the independent expert to perform its duties hereunder; provided that nothing in this Article 22.3 shall limit a Party’s right to use such documents and information in circumstances where this Agreement has been terminated in accordance with Article 16. For the avoidance of doubt, each Party shall be liable for any breach of the confidentiality undertaking contained in this Article 22.3 and the impermissible disclosure of Confidential Information by any of its affiliates, consultants, advisors, or agents.

(b)

The Parties understand and agree that no disclosure of any Confidential Information pertaining to the Joint Venture shall be made publicly (whether by press release, website posting, or any other means of disclosure) absent the consent of all of the Parties in writing.

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22.4	Variations in Writing

Any and all additions, amendments and variations to this Agreement shall be binding only if legally allowable and formalized in writing and consistent with the original objectives of this Agreement, being signed by a duly authorized representative of each of the Parties and attached to this Agreement.

22.5	Time and Indulgence

(a)	No waiver by any Party of any default by any other Party in the performance of any of the provisions of this Agreement:

(i)	shall operate or be construed as a waiver of any other or further default whether of a like or different character, or

(ii)	shall be effective unless in writing duly executed by an authorized representative of such Party.

(b)

The failure by any Party to insist on any occasion upon the performance of the terms, conditions and provisions of this Agreement or time or other indulgence granted by one Party to any other shall not thereby act as a waiver of such breach or acceptance of any variation.

(c)

Any time or other indulgence allowed by one Party to any other in which to perform its duties and obligations hereunder or to remedy any breach hereof shall not be, and shall not be construed as, a waiver by the Party giving such time or indulgence of any of its rights hereunder. Any such time or indulgence or waiver may be on and subject to such terms and conditions as the Party giving it may specify and shall be without prejudice to that Party’s then accrued rights except to the extent expressly varied in such time, indulgence or waiver.

22.6	Penalties and Interest

Any Party in default of payment of any amount due hereunder shall pay interest thereon at a rate of three percent (3%) per annum. Such interest shall be computed on a daily basis from the due date until the relevant amount together with accrued interest is fully paid by the defaulting Party.

22.7	No Third Party Beneficiaries

This Agreement is made exclusively for the benefit of the Parties, and no third party shall have any rights hereunder or be deemed to be a beneficiary hereof, except as may be expressly provided herein.

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22.8	Severability

(a)	If any provision of this Agreement is or becomes wholly or partly invalid, illegal or unenforceable:

(i)	the validity, legality, and enforceability of the remaining provisions shall continue in force unaffected; and

(ii)

the Parties shall meet as soon as possible and negotiate in good faith upon a replacement provision that is legally valid and that is nearly as possible achieves the objectives of this Agreement and produces an equivalent economic effect.

(b)

A replacement provision shall apply as of the date that the replaced provision had become invalid, illegal or unenforceable. If the Parties cannot reach agreement in good faith, any Party may invoke the dispute resolution procedure of Article 18 hereof, and the arbitral tribunal or independent expert, as applicable, shall have the authority to determine a replacement provision that is legally valid and that as nearly as possible achieves the objectives of this Agreement and produces an equivalent economic effect.

22.9	Language

(a)	All notices, correspondence or other communications between the Parties in respect of this Agreement or otherwise in respect of the Joint Venture shall be in English.

(b)	This Agreement is made in the English language. In the event of any conflict between the English language version and any other version hereof, the English language version shall control.

22.10	Limitation of Liability

Except to the extent forming part of any indemnities or other payment obligations given or contained in Article 6, no Party shall be liable to any other Party either by way of indemnity or otherwise for any indirect or consequential loss or damage in connection with or arising out of the performance by such Party of its obligations under this Agreement or any failure of such Party to perform such obligations (including, without limitation, loss of use of any of the Joint Venture Facilities, loss of profit or revenue and cost of capital).

22.11	Exclusive Remedies

Except as and to the extent specifically set forth in this Agreement, no Party shall be entitled to any other rights to damages or to any other rights under contract, tort, or otherwise in relation to any breach of or default under this Agreement by any other Party.

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22.12	Assignment

From the Effective Date as well as for the duration of the Joint Venture Term, no Party shall be prohibited from assigning any of its rights under this Agreement without the prior written approval of the other Parties, which approval shall not be withheld, provided that no such assignment results in an immediate breach of this Agreement.

22.13	Governing Law

The rights and obligations of the Parties under or pursuant to this Agreement shall be governed by and construed in accordance with the laws of England, without regard to any conflict of law principles or provisions thereof.

[signature page follows]

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IN WITNESS WHEREOF, this Agreement has been executed by the fully authorized representatives of the Parties on the day, month and year first above written.

INSTADOSE PHARMA CORP.

By:
Grant F. Sanders, CEO

SANCTUM HEALTHCARE REMEDIES PRIVATE LIMITED

By:
Braj Singh, Director

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SCHEDULE “A”

ANNUAL FINANCIAL FORECAST

To be inserted.

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SCHEDULE “B”

ANNUAL PRODUCTION FORECAST

To be inserted.

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SCHEDULE “C”

GACP GUIDELINES

To be inserted.

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SCHEDULE “D”

JOINT VENTURE BUDGET

To be inserted.

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SCHEDULE “E”

JOINT VENTURE EQUIPMENT

To be inserted.

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SCHEDULE “F”

JOINT VENTURE FACILITIES

To be inserted.

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SCHEDULE “G”

JOINT VENTURE GROSS REVENUE ACCOUNT

To be inserted.

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SCHEDULE “H”

JOINT VENTURE LANDS

To be inserted.

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SCHEDULE “I”

JOINT VENTURE LICENSES

To be inserted.

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SCHEDULE “J”

JOINT VENTURE PLAN

To be inserted.

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SCHEDULE “K”

SOP’s

To be inserted.

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SCHEDULE “L”

SUPPLY AGREEMENT

To be inserted.

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